HURON INVESTMENT FUND, INC.

Financial Statements

December 31, 1996


(With Independent Auditors' Report Thereon)


Independent Auditors' Report


To the Board of Directors and Stockholder of Huron Investment Fund Inc.:


We have audited the accompanying statement of assets and liabilities of Huron Investment Fund, Inc. including the portfolio of investments, as of December 31, 1996, and the related statements of operations, changes in net assets and financial highlights for the period from March 4, 1996 (commencement of operations) through December 31, 1996. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 1996, by correspondence with the custodian and brokers and other appropriate procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Huron Investment Fund, Inc. as of December 31, 1996, the results of its operations, its changes in net assets and its financial highlights for the period from March 4, 1996 (commencement of operations) through December 31, 1996, in conformity with generally accepted accounting principles.




        KPMG Peat Marwick LLP



February 14, 1997


HURON INVESTMENT FUND, INC.

Statement of Assets and Liabilities

December 31, 1996


Assets

Investments, at value (cost $1,015,952,705)                   $ 1,149,119,300
Cash                                                                       18
Dividends receivable                                                1,600,490
Interest receivable                                                    17,614
Prepaid expenses                                                        1,364
Deferred organization costs, net                                        6,400

                        Total assets                            1,150,745,186


Liabilities

Common stock dividend payable                                      1,166,061
Accrued expenses                                                   2,431,285
Notes payable  (note 5)                                              213,500
Accrued interest expense                                               5,343

                        Total liabilities                          3,816,189

                        Net assets                           $ 1,146,928,997

Net assets are represented by:
        Series A Auction Market Preferred Stock, $.01 par value
                at liquidation preference $100,000 per share, 1,000 shares
                authorized, issued and outstanding               100,000,000
        Series B Auction Market Preferred Stock, $.01 par value
                at liquidation preference $100,000 per share, 1,000 shares
                authorized, issued and outstanding               100,000,000
        Series C Auction Market Preferred Stock, $.01 par value
                at liquidation preference $100,000 per share, 1,000 shares
                authorized, issued and outstanding               100,000,000
        Series D Auction Market Preferred Stock, $.01 par value
                at liquidation preference $100,000 per share, 1,000 shares
                authorized, issued and outstanding               100,000,000
        Series E Auction Market Preferred Stock, $.01 par value
                at liquidation preference $100,000 per share, 500 shares
                authorized, issued and outstanding                50,000,000
        Common stock at par value, $.01 per share, 199,995,500 shares authorized, 61,376,240.20 shares issued and
                outstanding                                          613,762
        Additional paid-in capital                               564,314,701
        Accumulated overdistribution of net investment income     (1,166,061)
        Net unrealized appreciation of investments               133,166,595

                        Net assets                           $ 1,146,928,997

                        Net asset value per common shares
                        outstanding                                  $ 11.36


See accompanying notes to the financial statements.

HURON INVESTMENT FUND, INC.

Statement of Operations

For the period from March 4, 1996 (commencement of operations) to December 31, 1996





Investment income:
        Dividend income                                         $ 15,987,432
        Interest income                                              131,217

                        Total investment income                   16,118,649

Expenses:
        Broker dealer fee                                          1,003,510
        Legal fees                                                   161,156
        Rating agencies fees                                         110,000
        Independent accountants                                       29,917
        Auction agent fee                                             37,500
        Administration fee (note 2)                                2,228,215
        Directors fees and expenses                                   11,188
        Interest expense                                              14,972
        Insurance                                                      6,820
        Investment management fee  (note 2)                           89,230
        Other expenses                                                 2,129
        Amortization of organization costs                             1,600

                        Total expenses                             3,696,237

                        Net investment income                     12,422,412

Net realized and unrealized gains on investments:
        Net realized gain on investments:
                Proceeds from sales                             $ 65,564,527
                Cost of securities sold                          (63,069,133)
                                                                   2,495,394

Net unrealized appreciation of investments:
        Beginning of period                                                0
        End of period                                            133,166,595
Increase in net unrealized appreciation of investments           133,166,595

                        Net increase in net assets resulting
                                from operations                $ 148,084,401


See accompanying notes to the financial statements.

HURON INVESTMENT FUND, INC.

Statement of Changes in Net Assets

For the period from March 4, 1996 (commencement of operations) to December 31, 1996





From operations:
        Net investment income                                   $ 12,422,412
        Net realized gain on investments                           2,495,394
        Net change in unrealized appreciation on investments     133,166,595

                        Increase in net assets resulting
                        from operations                          148,084,401

Dividends to stockholders from net investment income:
        Auction market preferred stock                           (13,751,745)
        Common stock                                              (1,166,061)
                                                                 (14,917,806)
                        Decrease in net assets resulting
                        from dividends to stockholders           (14,917,806)

Increase (decrease) from capital share transactions:
        Issuance of Auction market preferred stock               450,000,000
        Issuance of Common stock                                 613,762,402
        Return of additional paid-in capital to common
        stockholder                                              (50,000,000)

                        Increase in net assets resulting
                        from capital share transactions        1,013,762,402

                        Total increase in net assets           1,146,928,997

Net assets:
        Beginning of period                                                0

        End of period                                        $ 1,146,928,997


See accompanying notes to the financial statements.

HURON INVESTMENT FUND, INC.

Financial Highlights

For the period from March 4, 1996 (commencement of operations) to December 31, 1996



For a share of common stock outstanding throughout the period:
        Net asset value, beginning of period                         $ 10.00

        Net investment income                                           0.20
        Net realized and unrealized gains on investments                2.21

                        Total income from investment operations         2.41

Less distributions from net investment income:
        Common stock equivalent of dividends paid to AMPS holders      (0.22)
        Dividends paid to common stockholder                           (0.02)

Less distributions from paid-in capital:
        Return of capital paid to common stockholder                   (0.81)

                                Total distributions                    (1.05)

Net asset value, end of period                                       $ 11.36

Total investment return                                                24.13%*

Net assets at end of period (000s)                               $ 1,146,929

Ratio of expenses to average net assets applicable to common shares     0.33%

Ratio of net investment income to average net assets applicable
   to common shares +                                                  (0.12%)

Portfolio turnover                                                      5.47%

Average commissions paid on equity security transactions              $ 0.02



  + Net investment income is adjusted for distributions paid to AMPS holders.
  * Total investment return for the period; not annualized.


See accompanying notes to financial statements.

HURON INVESTMENT FUND, INC.

Notes to Financial Statements

For the period from March 4, 1996 (commencement of operations) to December 31, 1996


(1)     Organization and Significant Accounting Policies

The Huron Investment Fund, Inc. (the "Fund") is registered as a diversified, closed-end management investment company under the Investment Company Act of 1940, as amended. The Fund commenced investment operations on March 4, 1996.

The Fund's objective is long-term capital appreciation with income as a secondary objective. The Fund's investments consist primarily of common stocks of large, medium and small capitalization U.S. companies, non-U.S. companies whose shares are listed on a U.S. exchange and American depository receipts of non-U.S. companies that are traded in the U.S. The Fund's investment portfolio must conform to certain rating agency asset coverage tests so long as the Fund has preferred stock outstanding.

On the date of commencement, the Fund issued 61,376,240.20 shares of common stock with a par value of $.01 at $10 per share in exchange for securities with a value in the aggregate of approximately $613.8 million and 4,000 shares of AMPS with a par value of $.01 at $100,000 per share in exchange for $400 million in cash. In June 1996, the Fund issued an additional 500 shares of AMPS in exchange for $50 million in cash and with the proceeds paid a dividend in the same amount to the common stockholder.

The following is a summary of significant accounting policies consistently followed by the Fund in preparation of its financial statements.

(a)     Security Valuation

Investments in securities traded on a national securities exchange (or reported on the Nasdaq national market) are valued at the last reported sales price on the primary exchange. Temporary investments are valued at amortized cost which approximates fair value.

(b)     Security Transactions

Security transactions are accounted for on a trade date basis. The cost of securities sold is determined using the identified cost method. Dividend income is recorded on ex-dividend date and interest income is recorded on the accrual basis.

(c)     Federal Income Taxes

It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and distribute its taxable income to shareholders. Therefore, no provision for Federal income tax is required.

(d)     Distribution of Income and Gains

The Fund distributes substantially all of its taxable income in excess of the dividends paid to the preferred stockholders to the common stockholder. Dividends to the common stockholder are declared and paid at least annually. Net capital gains, if any, are distributed annually.

2


HURON INVESTMENT FUND, INC.

Notes to Financial Statements, Continued

For the period from March 4, 1996 (commencement of operations) to December 31, 1996


(1), Continued

The character of income and gains to be distributed are determined in accordance with income tax regulations which may differ from generally accepted accounting principles. At December 31, 1996, reclassifications were made to the Fund's capital accounts to reflect permanent book/tax differences and income and gains available for distributions under income tax regulations. Net investment income, net realized gains and net assets were not affected by this change.

(e)     Reclassification Policy

It is the Funds' policy to reclassify certain amounts to conform to the current year's presentation when necessary.

(f)     Use of Estimates

Estimates and assumptions are required to be made regarding assets, liabilities and changes in net assets resulting from operations when financial statements are prepared. Changes in the economic environment, financial markets and any other parameters used in determining these estimates could cause actual results to differ from these amounts.

(g)     Organization Costs

Organization costs have been deferred and are being amortized by the Fund on a straight-line basis over 5 years.


(2)     Related Party Transactions

A collective trust fund for employee benefit plans is the sole common stockholder of the Fund. Certain officers and directors of the Fund are affiliated with the common stockholder. No fees or expenses were paid to the affiliated officers and directors.

For the period March 4, 1996 (commencement of operations) to December 31, 1996, dividends paid to the common stockholder were $1,166,061.

For the period March 4, 1996 (commencement of operations) to December 31, 1996, the Fund made a return of capital distribution to the common stockholder in the amount of $50,000,000 of which approximately $1,200,000 is considered taxable for IRS purposes.

Comerica Bank serves as both custodian and administrator for the Fund and receives a fee based on a percentage of net assets outstanding at the end of the fiscal year. An affiliate of Comerica Bank serves as investment advisor to the Fund. The annual investment management fee is 0.01% of average equity investments. The management fee is calculated and accrued on a monthly basis.


3


HURON INVESTMENT FUND, INC.

Notes to Financial Statements, Continued

For the period from March 4, 1996 (commencement of operations) to December 31, 1996



(3)     Investment Transactions

The aggregate cost of securities purchased and the aggregate proceeds of securities sold, excluding short-term securities, for the period March 4, 1996 (commencement of operations) to December 31, 1996 were $58,546,877 and $65,564,527, respectively.

At December 31, 1996, the aggregate gross unrealized appreciation and depreciation of investments for Federal income tax purposes, were $178,900,253 and $45,733,658, respectively.


(4)     Auction Market Preferred Stock

The Fund has outstanding at December 31, 1996, 1000 shares each of Series A, Series B, Series C, and Series D AMPS, and 500 shares of Series E AMPS at a liquidation value of $100,000 per share. Dividends are cumulative from the date of original issue and are paid every 49 days at a rate set through a Dutch Auction. The AMPS rates in effect on December 31, 1996 were 4.15%, 4.05%, 4.15%, 4.20% and 4.1% for Series A, Series B, Series C, Series D and Series E, respectively.

Each series of AMPS is redeemable at the option of the Fund in whole, but not in part, at a price of $100,000 per share plus accumulated and unpaid dividends. The Fund is subject to certain asset coverage tests, and the AMPS are subject to mandatory redemption if the tests are not met.

In addition, the AMPS are subject to mandatory redemption if the Fund ceases to qualify as a regulated investment company or if Merrill Lynch, Pierce, Fenner & Smith Incorporated ceases to be the broker dealer. The liquidation value under mandatory redemption of the AMPS is $100,000 per share plus accumulated and unpaid dividends.


(5)     Notes Payable

As of December 31, 1996, the Fund had $213,500 of principal notes outstanding to investors. The notes due on March 15, 2021, bear interest at a floating rate. The interest rate, which resets annually, is set at the one-year U.S. Treasury bill rate plus 3.50%. As of December 31, 1996, the Fund was paying interest at 8.5% per annum.
HURON INVESTMENT FUND

Portfolio of Investments

December 31, 1996

  Shares                                                           Market
Outstanding                                                        Value

COMMON STOCK

             BUILDING AND CONSTRUCTION                    1.83%

              BUILDING EQUIPMENT
    3,100   CHECKFREE CORP                                            53,087
    2,500   CLARIFY INC                                              120,000
   39,250   CLAYTON HOMES INC                                        529,875
    7,500   SIMPSON MFG INC                                          172,500

              BUILDING MATERIALS
    3,600   ABT BLDG PRODS CORP                                       90,000
      500   AMERICAN BILTRITE INC                                     11,125
    2,300   AMERICAN BUILDING CO                                      54,913
    1,900   AMERON INTERNATIONAL CORP                                 98,087
   13,300   CALGON CARBON CORPPTURE                                  162,925
    3,000   CAVALIER HOMES INC                                        34,500
    3,900   CENTEX CONSTRUCTION PRODU                                 70,200
   10,000   CHAMPION INTL CORP                                       432,500
    9,612   D R HORTON INC                                           104,531
    8,000   DURIRON INC                                              217,000
    3,200   ELCOR CORP                                                68,400
    7,300   EXABYTE                                                   97,637
    4,400   FLORIDA ROCK IND                                         144,100
    9,800   GEORGIA PACIFIC CORP                                     705,600
    3,600   GIANT CEMENT HOLDING INC                                  58,050
   50,500   HOME DEPOT                                             2,531,313
      200   ICC TECHNOLOGIES INC                                       1,087
    1,600   INTERNATIONAL ALUM CORP                                   40,800
   17,100   LONGVIEW FIBRE CO                                        314,212
   11,400   LOUISIANA PAC CORP                                       240,825
    3,200   MARTIN MARIETTA MATERIALS                                 74,400
   17,300   MASCO CORP                                               622,800
    2,800   MAXXAM INC                                               133,350
    5,100   NATIONAL SVC INDS                                        190,613
    1,900   NCI BUILDING SYSTEMS INC                                  65,550
    4,200   NORTEK INC                                                84,000
    4,200   NVR INC                                                   54,600
   25,600   RPM INC.                                                 435,200
    3,400   SCOTSMAN INDS INC                                         80,325
    5,300   TRIANGLE PACIFIC CORP                                    127,531
   16,900   USG CORP NEW                                             572,488
   11,500   VULCAN MATLS CO                                          700,063

              CEMENT
    7,600   CALMAT CO                                                142,500
   37,400   LAFARGE CORP                                             752,675
    2,000   PUERTO RICAN CEMENT CO                                    62,500
    5,700   SOUTHDOWN INC                                            177,413

              CONSTRUCTION EQUIPMENT
    6,200   CMI CORP CL A                                             27,125
    3,700   GIDDINGS & LEWIS                                          47,638

              PAINT AND FLAT GLASS
    9,100   SHERWIN WILLIAMS CO                                      509,600
   11,700   VALSPAR CORP                                             662,513

              INDUSTRIAL CHEMICALS
   18,700   ALBEMARLE CORP                                           338,938
    9,200   BETZ LABS INC                                            538,200
    8,000   DEXTER CORP                                              255,000
   39,100   ETHYL CORP                                               376,337
    4,600   FULLER H B CO                                            216,200
    5,400   GREAT LAKES CHEM CRP                                     252,450
   19,900   LUBRIZOL CORP                                            616,900
   18,700   PPG INDUS INC                                          1,049,537
    6,900   ROHM & HAAS CO                                           563,212
   11,000   WELLMAN INC                                              188,375
   18,700   WITCO CORP                                               570,350

              MISCELLANEOUS
   50,900   ADT LTD                                                1,164,337
   28,100   AMERICAN STANDARD COS INC                              1,074,825
    4,960   CHAMPION ENTERPRISES INC                                  96,720
    1,900   CHRISTIANA COS INC.                                       48,925
    6,000   COMMERCIAL INTERTECH                                      81,750
    1,400   CORRPRO COS INC                                           13,300
   12,500   FASTENAL CO.                                             571,875
    8,800   FLUOR CORP                                               552,200
    9,700   FOAMEX INTL INC                                          160,050
    5,850   GRANITE CONSTR INC                                       111,150
    8,500   JACOBS ENGR GROUP                                        200,812
    2,800   SCHULER HOMES INC                                         17,500
    4,600   ZURN INDUSTRIES INC                                      120,175

             TOTAL BUILDING AND CONSTRUCTION                     $21,055,269

             CHEMICALS AND DRUGS                          9.47%

              CHEMICALS
   22,600   AIRGAS INC.                                              497,200
   11,600   ARCADIAN CORP                                            307,400
    9,600   ARCO CHEMICAL CO                                         470,400
    3,700   BLESSINGS CORP                                            34,456
    2,200   BUSH BOAKE ALLEN INC                                      58,575
   23,600   CABOT CORP                                               592,950
   24,119   CROMPTON & KNOWLES                                       464,291
   25,900   DOW CHEMICAL CO                                        2,029,913
   59,600   DUPONT DENEMOURS & CO                                  5,624,750
    8,200   EASTMAN CHEMICAL                                         453,050
    8,600   FERRO CORP                                               244,025
    3,900   FMC CORP-NEW                                             273,486
    9,800   GEON CO                                                  192,325
   11,400   GEORGIA GULF CORP                                        306,375
    9,300   GRACE W.R & CO.                                          481,275
   17,200   HANNA M A CO                                             376,250
   11,300   HERCULES INC                                             488,725
   30,420   IMC GLOBAL, INC.                                       1,190,183
    3,300   LANDEC CORP                                               25,162
   14,900   LAWTER INTL                                              188,113
    4,300   LEARONAL INC.                                             98,900
    3,000   LESCO INC OHIO                                            49,500
   10,700   LOCTITE CORP                                             651,362
   26,500   LYONDELL PETROCHEMICAL                                   583,000
   61,800   MONSANTO CO                                            2,402,475
   15,300   MORTON INTERNATIONAL                                     623,475
    7,200   NALCO CHEM CO                                            260,100
    2,500   NCH CORP                                                 150,625
    3,500   OIL DRI CORP AMER                                         52,500
   16,500   OLIN CORP                                                620,813
    3,900   PETROLITE CORP                                           187,200
   16,800   PRAXAIR INC                                              774,900
    5,700   REXENE CORP NEW                                           77,663
   12,400   SCHULMAN A INC                                           303,800
    5,200   SIGMA-ALDRICH CORP                                       324,675
    8,300   SOMATOGEN INC                                             91,300
    3,600   STEPAN CO.                                                73,350
    2,000   SYBRON CHEM INDS INC                                      32,000
    6,200   SYNETIC INC                                              300,700
   13,900   UNION CARBIDE CORP                                       568,163
   19,100   UNR INDS INC                                             114,600
    5,900   WEBB DEL CORP                                             96,613

              DRUGS
   83,700   ABBOT LABS                                             4,247,775
    3,900   AGOURON PHARMACEUTICALS                                  264,225
    4,900   ALPHA BETA TECHNOLOGY INC                                 51,756
    9,100   ALZA CORP CL A                                           235,462
   68,200   AMERICAN HOME PRODUCTS                                 3,998,225
   28,500   AMGEN INC                                              1,549,687
   10,500   AMYLIN PHARMACEUTICALS                                   136,500
    1,900   AUTOIMMUNE INC                                            29,212
    4,650   BARR LABS INC                                            117,994
   13,100   BERGEN BRUNSWIG                                          373,350
    4,000   BINDLEY WESTN INDS INC.                                   77,500
    1,500   BONE CARE INTERNATIONAL                                   10,875
   54,000   BRISTOL MYERS SQUIBB CO                                5,872,500
    2,000   CAMBRIDGE NEUROSCIENCE IN                                 23,750
   31,903   CARDINAL HEALTH INC                                    1,858,350
    2,800   CARRINGTON LABS INC                                       21,700
   15,200   CARTER WALLACE INC                                       237,500
      800   CONNECTIVE THERAPEUTICS                                    6,600
    6,000   COPLEY PHARMACEUTICAL                                     55,500
    2,900   DEPOTECH CORP                                             47,488
    9,000   DURA PHARMACEUTICALS INC                                 429,750
    7,094   ELAN PLC ADR                                             235,875
   15,200   ENGLEHARD CORP                                           290,700
    3,200   ERGO SCIENCE CORP                                         42,000
    4,600   FAULDIG INC                                               28,175
    6,300   FOXMEYER HEALTH CORP                                      10,237
    6,050   FUISZ TECHNOLOGIES LTD                                    47,644
    3,400   GELTEX PHARMACEUTICAL INC                                 82,450
   41,900   GENENTECH INC SPECIAL COM                              2,246,888
   13,800   GENSIA PHARMACEUTICALS                                    63,825
    8,500   GILEAD SCIENCES INC                                      212,500
   11,800   ICN PHARMACEUTICALS INC                                  231,575
   12,000   ICOS CORP                                                 91,500
    1,100   IGI INC                                                    7,425
    2,400   INCYTE PHARMACEUTICALS                                   123,600
   12,000   INTERNUERON PHARM INC.                                   312,000
    8,500   ISIS PHARMACEUTICALS                                     153,000
    9,900   LIDAK PHARMACEUTICAL CL A                                 17,325
   10,000   LIGAND PHARMACEUTCAL CL B                                148,750
   58,700   LILLY ELI & CO                                         4,285,100
    4,300   MAGAININ PHARMACEUTICALS                                  41,387
    4,000   MATRITECH INC                                             34,000
    5,900   MATRIX PHARMACEUTICAL INC                                 36,138
   14,200   MCKESSON CORP NEW                                        795,200
  130,500   MERCK & CO., INC                                      10,342,125
   40,300   MYLAN LABS INC                                           675,025
    3,500   NEOPROBE CORP                                             53,813
      800   NEOSE TECHNOLOGIES INC                                    14,400
    4,100   NEUROCRINE BIOSCIENCES IN                                 41,000
    3,700   NEUROGEN CORP                                             71,225
   10,200   NORTH AMERN VACCINE                                      247,350
   25,100   PERRIGO CO.                                              229,037
   68,900   PFIZER INC                                             5,710,087
   53,300   PHARMACIA & UPJOHN INC                                 2,112,013
    2,700   PHARMACOPEIA INC                                          52,312
    9,600   RIBI IMMUNOCHEM RESH INC                                  37,200
    7,800   SCHERER R P CORP DEL                                     391,950
   39,700   SCHERING PLOUGH                                        2,570,575
    6,800   SEPRACOR INC                                             113,050
    2,100   SONUS PHARMACEUTICALS INC                                 62,475
    8,100   TWINLAB CORP                                              98,213
    5,700   VICAL INC                                                 94,050
   29,100   WARNER-LAMBERT                                         2,182,500
   12,000   WATSON PHARMACEUTICALS                                   539,250
   17,700   XOMA CORP                                                 90,712

              COSMETICS
    3,000   ALBERTO CULVER CO CL B                                   144,000
   14,000   AVON PRODUCTS INC                                        799,750
    3,000   FOSSIL INC                                                40,500
   10,900   HERBALIFE INTL INC                                       355,613
    1,650   INBRAND CORP                                              34,650
   11,600   INTL FLAVORS & FRAGRANCES                                522,000
    3,800   JEAN PHILIPPE FRAGRANCES                                  24,700
   18,400   LAUDER ESTEE COS INC                                     936,100
   11,300   PLAYTEX PRODUCTS INC                                      90,400
    8,000   THERMOLASE CORP                                          126,000

              HEALTH PRODUCTS/CARE
    4,000   ACCESS HEALTH INC                                        179,000
    9,100   ACUSON COM                                               221,812
    2,000   ADVANCED MAGNETICS INC                                    31,000
    3,200   AHI HEALTHCARE SYSTEMS                                    28,000
    6,900   ALLERGAN INC                                             245,813
    4,100   AMER ONCOLOGY RESC INC                                    42,025
    4,200   AMERICAN HOMEPATIENT INC                                 114,450
    8,000   AMERISOURCE HEALTH CL A                                  386,000
    4,000   APHTON CORP                                               78,000
   16,800   APRIA HEALTHCARE GRP INC                                 315,000
    3,500   ARRIS PHARMACEUTICAL CORP                                 47,250
    8,700   ARROW INTL INC                                           250,125
    6,100   BARD CR INC                                              170,800
    6,000   BAUSCH & LOMB                                            210,000
   29,200   BAXTER INTL INC.                                       1,197,200
   13,100   BECTON DICKINSON & CO                                    568,212
   10,500   BEVERLY ENTERPRISES INC                                  133,875
   23,700   BIOGEN INC                                               918,375
    7,313   BLOCK DRUG CL A                                          336,398
    6,800   CAPSTONE PHARMACY SVCS                                    77,350
    3,000   CARDIOGENESIS CORP                                        33,750
      200   CARDIOTHORACIC SYS INC                                     3,700
   22,700   CENTOCOR                                                 811,525
    3,600   CHRONIMED INC                                             49,050
    3,000   CLINTRIALS RESEARCH INC                                   68,250
    8,600   COASTAL PHYSICIAN GROUP                                   30,100
    8,100   COLOMBIA LABS INC COM                                    117,450
   71,050   COLUMBIA/HCA HEALTHCARE                                2,895,288
   11,700   CORAM HEALTHCARE CORP                                     58,500
    9,600   CRAIG JENNY INC                                           85,200
    2,000   CREATIVE BIOMOLECULES INC                                 20,750
    4,400   DIAGNOSTIC PRODUCTS CORP                                 113,850
      800   EMERITUS CORP                                             10,800
   14,700   FOREST LABS                                              481,425
   33,300   GENERAL NUTRITION CO                                     561,937
   47,000   GILLETTE CO                                            3,654,250
   25,000   GUIDANT CORP                                           1,425,000
    5,100   GULF SOUTH MEDICAL SUPPLY                                130,688
    1,100   HCIA INC                                                  37,950
   38,850   HEALTH MGMT IN CL A NEW                                  874,125
    8,400   HEALTH SYS INTL INC COM                                  207,900
    8,900   HEALTHDYNE TECHNOLOGIES                                   78,987
   21,100   HEALTHSOURCE INC                                         276,937
   17,200   HORIZON/CMS HEALTHCARE                                   217,150
    5,700   HYDRON TECHNOLOGIES INC                                   10,866
    2,600   ICU MED INC                                               20,475
    8,300   IMMUNEX CORP NEW                                         161,850
    8,600   IMMUNOMEDICS INC                                          47,300
    2,900   INCONTROL INC                                             23,200
    3,800   INTEGRA LIFESCIENCES                                      17,575
    1,700   INTERCARDIA INC                                           36,550
    4,200   I-STAT CORP                                               99,750
    4,600   KERAVISION INC                                            63,250
    3,400   MARTEK BIOSCIENCES CORP                                   68,000
    2,800   MEDCATH INC                                               44,800
   17,400   MID ATLANTIC MED SVCS                                    232,725
    3,500   MINIMED INC                                              112,875
    8,100   MULTICARE COS INC                                        164,025
      800   NEOPATH INC                                               14,600
    8,900   NEXSTAR PHARMACEUTICALS                                  133,500
    3,700   NORTHFIELD LABORATORIES                                   39,775
    8,200   OEC MEDICAL SYSTEMS INC                                  123,000
    9,000   ONCOR INC                                                 35,438
   14,000   ORTHODONTIC CTRS OF AMER                                 224,000
   25,800   OXFORD HEALTH PLANS INC                                1,510,912
   14,400   PHYSICIAN CORP OF AMERICA                                144,000
   15,200   PHYSICIAN RELIANCE NETWK                                 117,800
   13,000   PHYSICIAN SALES & SVC                                    186,875
    4,900   PHYSICIANS RESOURCE GROUP                                 86,975
      600   PHYSIO-CONTROL INC.                                       13,500
      700   PROJECT SOFTWARE & DEV                                    29,663
    2,300   PRONET INC                                                10,063
    5,600   QUINTILES TRANSNATIONAL                                  371,000
    7,600   RENAL TREATMENT CTRS INC                                 193,800
    2,600   RES-CARE INC                                              45,500
    8,700   REXALL SUNDOWN INC                                       236,531
   22,300   RHONE POULENC RORER INC                                1,742,187
    8,800   ROTECH MED CORP                                          184,800
    4,050   RTW INC                                                   74,419
    5,900   SERAGEN INC                                                5,900
    1,500   SHERIDAN HEALTHCARE INC                                    8,812
    3,900   STAAR SURGICAL CO                                         51,675
    2,500   SUMMIT CARE CORP                                          40,938
      400   SUNRISE ASSISTED LIVING                                   11,150
   12,100   TAMBRANDS INC                                            494,587
   23,300   TENET HEALTHCARE CORP                                    509,688
    2,074   TEVA PHARM INDS LTD ADR                                  104,218
    7,500   THERATX INC                                               76,875
      350   TREX MEDICAL CORP                                          4,550
    6,600   U S SURGICAL                                             259,875
   12,900   UNILAB CORP                                                5,644
    2,400   UNITED AMERN HEALTHCARE                                   14,100
    7,600   UROMED CORP                                               74,100
   19,765   UTD HEALTHCARE CORP                                      889,425
    4,874   VETERINARY CNTRS OF AMER                                  53,614
    5,100   VIVUS INC                                                184,875

              MISCELLANEOUS
    8,300   MOLTEN METAL TECHNOLOGY                                   97,525
   15,800   TYCO LABS INC                                            835,425

            TOTAL CHEMICAL AND DRUGS                            $108,861,488


             CONSUMER PRODUCTS                           12.52%

              CONFECTIONS AND BEVERAGES
   52,300   ANHEUSER-BUSCH COS                                     2,092,000
    5,900   BOSTON BEER INC                                           60,475
    7,400   BROWN FORMAN INC CL B                                    338,550
    7,400   CANADAIGUA WINE INC CLB                                  247,900
    4,000   CANANDAIGUA WINE INC CL A                                114,000
  268,800   COCA COLA CO                                          14,145,600
   40,800   COCA COLA ENTERPRISES                                  1,978,800
  165,800   PEPSICO INC                                            4,849,650
    3,100   PETES BREWING CO                                          24,800
    2,500   PYRAMID BREWERIES INC                                      9,375
    2,600   REDHOOK ALE BREWERY INC                                   25,025
   13,802   TOOTSIE ROLL INDS                                        546,904

              CONTAINERS
   11,000   AVERY DENNISON CORP                                      389,125
    3,200   BALL CORP                                                 83,200
    5,700   BEMIS CO                                                 210,188
   11,800   CROWN CORK & SEAL INC                                    641,625
    2,400   LIQUI BOX                                                 78,000
    4,400   SEALRIGHT CO. INC.                                        46,200
    6,000   TEMPLE INLAND INC                                        324,750

              DAIRY PRODUCTS
   13,600   DEAN FOODS INC                                           438,600
    4,400   DREYERS GRD ICE CREAM                                    127,600
   31,300   IOWA BEEF PROCESSOR                                      759,025

              PACKAGED FOOD
    2,600   ALICO INC.                                                48,750
   57,575   ARCHER DANIELS MIDLAND CO                              1,266,650
    2,600   BEN & JERRYS HOMEMADE CLA                                 28,275
    3,500   BRIDGFORD FOODS CORP                                      29,750
    4,100   BROTHERS GOURMET COFFEE                                   10,763
      900   CAGLES INC                                                12,937
   25,800   CAMPBELL SOUP CO                                       2,070,450
    6,400   CHURCH & DWIGHT INCTURE                                  146,400
   25,600   CONAGRA                                                1,273,600
    1,380   DNAP HOLDING CORP                                          4,830
      600   FARMER BROS CO                                            91,200
    4,840   FINANCIAL TR CORP                                        192,995
   19,300   FLOWERS INDUS INC                                        414,950
    1,600   FOODBRANDS AMERICA INC                                    22,000
   39,000   HEINZ H J CO                                           1,394,250
   16,200   HERSHEY FOODS CORP                                       708,750
   28,400   HORMEL FOODS CORP                                        766,800
    7,200   HUDSON FOODS INC CL A                                    136,800
    5,600   JP FOODSERVICE INC                                       156,100
   22,300   KELLOGG CO                                             1,463,438
    9,900   LANCE INC                                                178,200
    3,500   MIDWEST GRAIN PRODUCTS                                    59,500
    6,700   MORNINGSTAR GROUP INC                                    131,487
   18,300   NABISCO HOLDINGS CORP CL                                 711,413
    1,900   NORTHLAND CRANBERRIES INC                                 43,700
    2,550   PERFORMANCE FOOD GROUP CO                                 39,525
   87,700   PHILLIP MORRIS CO INC                                  9,877,212
    7,500   PILGRIMS PRIDE CORP                                       64,688
    6,200   PIONEER HI BRED INTL INC                                 434,000
   14,300   QUAKER OATS CO                                           545,187
   12,200   RALCORP HOLDINGS INC                                     257,725
   11,200   RALSTON-RALSTON PURINA GR                                821,800
    2,000   RIVIANA FOODS INC                                         34,500
    3,800   SANDERSON FARMS INC                                       63,650
   51,200   SARA LEE CORP                                          1,907,200
      400   SEABOARD CORP DEL                                        106,400
    9,600   SMUCKER J M CO.                                          169,200
    2,600   SUPER RITE CORP                                           43,602
   19,600   SYSCO CORP                                               639,450
    2,600   TREMONT CORP DEL NEW                                      93,925
    8,500   UNIVERSAL FOODS CORP                                     299,625
    2,500   WHOLESOME & HEARTY FOODS                                  15,625
    3,200   WOLOHAN LUMBER CO                                         40,000
   12,200   WRIGLEY WM JR CO                                         686,250

              PAPER
    9,900   ALBANY INTER CORP CL A                                   228,938
    1,400   AMERICAN FILTRONA CORP                                    57,750
    5,200   BOISE CASCADE CORP                                       165,100
   12,400   BOWATER CORP                                             466,550
      100   BUCKEYE CELL CORP                                          2,662
    7,800   CHESAPEAKE CORP                                          244,725
   14,800   CONSOLIDATED PAPERS                                      727,050
    3,400   CROWN VANTAGE INC                                         28,900
   23,800   FORT HOWARD CORP NEW                                     658,963
   17,700   GAYLORD CONTAINER CL A                                   108,412
    5,300   GIBSON GREETINGS INC                                     104,012
   14,100   GLATFELTER PH CO                                         253,800
   32,263   INTERNATIONAL PAPER CO                                 1,302,619
    6,300   INTERPOOL INC                                            147,263
    8,900   JAMES RIVER CORP                                         294,812
   29,700   KIMBERLY CLARK CORP                                    2,828,925
   17,900   LOWES COS INC                                            635,450
    5,500   MEAD CORP                                                319,688
   43,500   OWENS ILL INC                                            989,625
   12,400   PENTAIR INC                                              399,900
    3,100   POTLATCH CORP                                            133,300
    9,800   RAYONIER INC                                             376,075
   11,880   ROCK-TENN COMPANY CLA                                    234,630
   30,100   SONOCO PRODS CO                                          778,837
   22,600   ST JOE CORPORATION                                     1,469,000
   52,800   STAPLES INC                                              953,700
    4,000   U S CAN CORPORATION                                       67,500
    7,300   UNION CAMP CORP                                          348,575
   12,100   WAUSAU PAPER MILLS                                       223,850
   10,700   WESTVACO CORP                                            307,625
   20,900   WEYERHAEUSER CO                                          990,138
    6,000   WILLIAMETTE INDUSTRIAL                                   417,750

              PRINTING AND PUBLISHING
    7,900   AMERICAN GREETINGS CL A                                  224,162
    7,700   AMERICAN MEDIA INC CL A                                   45,238
   10,200   BANTA CORP                                               233,325
   12,300   BARNES & NOBLE INC                                       332,100
   14,700   BELO AH CORP COM SER A                                   512,662
    6,000   BIG FLOWER PRESS HLDGS                                   111,750
    2,300   CADMUS COMMUNICATIONS                                     35,650
    8,600   CENTRAL NEWSPAPERS CL A                                  378,400
    8,700   DE LUXE CORP.                                            284,925
      400   DESKTOP DATA INC                                           7,700
    2,800   DEVON GROUP                                               77,000
   16,500   DONNELLEY RR & SONS                                      517,687
    2,600   DONNELLY CORP                                             63,700
   10,500   DOW JONES & CO                                           355,688
   14,900   GANNETT CO., INC                                       1,115,637
   30,400   GARTNER GROUP INC CL A                                 1,183,700
    8,100   GOLDEN BOOKS FAMILY ENTMT                                 90,113
    4,100   GRAPHIC INDUSTRIES                                        41,512
    3,100   HARLAND JOHN H CO                                        102,300
   10,800   HOLLINGER INTERNATIONAL                                  124,200
    4,800   HOUGHTON MIFFLIN CO                                      271,800
   10,200   KNIGHT-RIDDER INC                                        390,150
   15,500   LEE ENTERPRISES INC                                      360,375
    3,100   MAIL-WELL INC                                             50,763
   37,500   MARVEL ENTMT GROUP INC                                    70,312
    9,400   MCCLATCHY NEWSPAPER CL A                                 329,000
   10,500   MCGRAW-HILL COMPANIES INC                                484,312
    8,700   MEDIA GENERAL INC                                        263,175
    2,900   MEREDITH CORP                                            152,975
   10,500   NEW YORK TIMES CO CL A                                   399,000
   74,100   READERS DIGEST CLASS B                                 2,686,125
    5,200   SCHOLASTIC CORP                                          349,700
    4,700   SCIENTIFIC GAMES HLDGS                                   125,725
    3,600   STECK-VAUGHN PUBG CORP                                    39,600
   77,575   TIME WARNER INC                                        2,909,063
    9,600   TIMES MIRROR CO CL A NEW                                 477,600
    6,600   TRIBUNE CO                                               520,575
    3,600   VALUE LINE INC                                           159,300
    3,600   WASHINGTON POST CO CL B                                1,206,450
   18,300   WISCONSIN CENT TRANS CORP                                725,138
    3,800   WORLD COLOR PRESS INC                                     73,150

              RECREATIONAL EQUIPMENT
    4,300   AMERISTAR CASINOS INC                                     23,113
    3,100   BALLY'S TOTAL FITNESS                                     24,606
   21,400   BOYD GAMING CORP                                         176,550
   10,400   BRUNSWICK CORP                                           249,600
   24,000   CALLAWAY GOLF CO                                         690,000
    2,200   CANNONDALE CORP                                           49,500
    9,991   CHRIS CRAFT INDUS INC                                    418,373
   19,400   COLEMAN INC NEW                                          266,750
    2,700   FAMILY GOLF CENTERS INC                                   81,337
    2,000   FIRST TEAM SPORTS                                         13,250
   25,100   HARLEY DAVIDSON INC                                    1,179,700
   10,800   HARRAH'S ENTERTAINMENT                                   214,650
   41,500   INTRNTL GAME TECH                                        757,375
    1,400   LESLIES POOLMART                                          18,025
   16,800   MGM GRAND INC                                            585,900
      800   NORTH FACE INC                                            15,400
   10,300   POLARIS INDUSTRIES INC                                   244,625
    2,700   SHUFFLE MASTER INC                                        23,963
    8,900   SPECTRUM HOLOBYTE INC                                     66,750
   19,600   SUNGLASS HUT INTL INC                                    142,100
    4,200   WEST MARINE INC                                          118,650

              OTHER CONSUMER PRODUCTS
   11,700   ALLIANCE ENTERTAINMENT                                    21,937
   18,000   AMERICAN BRANDS INC                                      893,250
    3,900   AMERICAN SAFETY RAZOR CO                                  54,600
    3,300   ARMOR ALL PRODUCTS                                        62,700
    8,500   BLYTH INDS INC                                           387,813
   14,700   BORDERS GROUP INC                                        527,362
   15,700   CINTAS CORP                                              922,375
    5,600   CLOROX CO                                                562,100
   15,500   COLGATE PALMOLIVE CO                                   1,429,875
    5,500   CROSS AT CLASS A                                          63,938
    2,600   CROWN CRAFTS INC                                          26,000
    1,400   CULBRO CORP                                               90,825
    7,100   ECKO GROUP INC                                            31,062
    2,900   FAB INDS INC.                                             79,750
   13,700   FIRST BRANDS CORP                                        388,738
    7,700   GRACO INC.                                               188,650
    7,700   HARCOURT GENERAL INC                                     355,162
    2,400   MAFCO CONS GROUP INC                                      60,900
   44,400   MINNESOTA MNG & MFR                                    3,679,650
   17,100   NEWELL CO.                                               538,650
   24,600   OAKLEY INC                                               267,525
    3,900   ONEIDA LTD.                                               70,200
    4,400   PRESSTEK INC                                             313,500
   72,900   PROCTER & GAMBLE CO                                    7,836,750
   15,800   RUBBERMAID INC                                           359,450
    4,100   RUSSELL CORP                                             121,975
    6,100   SCHWEITZER-MAUDUIT INTL                                  192,912
   45,100   SHAW INDUSTRIES INC                                      529,925
    2,200   SPRINGS INDUS INC                                         94,600
    6,100   STAN HOME INC                                            161,650
    2,575   STANDARD COMMERCIAL CORP                                  52,144
    3,000   SUPERIOR SURGICAL                                         40,500
    6,600   TUPPERWARE CORPORATION                                   353,925
   11,500   UNIVERSAL CORP                                           369,438
   19,900   UST INC                                                  644,262
    6,800   V F CORP                                                 459,000
   17,200   WARNACO GROUP INC CL A                                   509,550
   11,300   WHITMAN CORP                                             258,487

              PHOTOGRAPHY
    1,200   AEP INDUSTRIES INC                                        66,000
    3,900   CPI CORP.                                                 65,325
   35,400   EASTMAN KODAK CO.                                      2,840,850
    4,800   POLAROID CORP                                            208,800

              HOUSEHOLD FURN/APPLIANCES
    3,900   ARMSTRONG WORLD IND                                      271,050
    2,100   CHROMCRAFT REVINGTON INC                                  58,275
    4,000   COORS ADOLPH CO CL B                                      76,000
    3,000   CORT BUSINESS SVCS CORP                                   61,875
    4,100   CULP INC                                                  62,525
    9,000   DEPARTMENT 56 INC                                        222,750
    1,000   FALCON PRODS INC                                          14,250
   22,300   FURNITURE BRANDS INTL INC                                312,200
   31,900   HANOVER DIRECT INC                                        23,925
      700   HAPPINESS EXPRESS INC                                          7
    3,100   HAVERTY FURNITURE COS INC                                 35,263
   16,000   HELIG MEYERS CO                                          260,000
    5,000   KIMBALL INT INC CL B                                     206,875
    9,200   LIBBEY INC                                               256,450
    4,300   LIFETIME HOAN CORP                                        50,525
   10,700   MAYTAG CO                                                211,325
    8,300   MIKASA INC                                                85,075
    8,100   MILLER HERMAN INC                                        458,662
    3,300   REX STORES CORP                                           26,813
   30,800   SUNBEAM CORPORATION                                      793,100
    4,400   SYRATECH CORP                                            138,600

              RETAIL
   60,300   AUTOZONE INC                                           1,658,250
   22,600   BED BATH & BEYOND INC                                    548,050
    6,100   BRADLEES INC                                               5,338
    2,100   CARSON PIRIE SCOTT & CO                                   53,025
    3,000   COLE NATL CORP NEW                                        78,750
    9,000   DUTY FREE INTL                                           130,500
    2,700   FINLAY ENTERPRISES INC                                    41,850
   15,000   INTIMATE BRANDS INC                                      255,000
    3,100   MULTIPLE ZONES INTL                                       30,225
   22,600   REVCO D S INC NEW                                        836,200
    5,400   SPIEGAL INC CL A                                          38,138
    1,200   SWING-N-SLIDE CORP                                         3,900
    7,700   TJX COS INC (NEW)                                        364,787
   11,800   VALUE CITY DEPT STORES                                   123,900
    3,100   WILMAR INDS                                               86,025
    7,100   WINDMERE-DURABLE HOLDINGS                                 91,413

              APPAREL
    2,700   AMERICAN EAGLE OUTFITTERS                                 21,262
    8,300   ANN TAYLOR STORES INC                                    145,250
    2,600   CHIC BY H I S INC                                         12,350
    3,100   DECKERS OUTDOOR CORP                                      21,312
    5,000   DONNKENNY INC DEL                                         23,125
    3,195   FOOTSTAR INC                                              79,476
    6,200   FRUIT OF THE LOOM CL A                                   234,825
    1,900   GADZOOKS INC                                              34,675
    9,300   GYMBOREE CORP                                            212,738
   17,300   JONES APPAREL GROUP                                      646,588
   10,900   LANDS END INC.                                           288,850
   28,070   LIMITED INC                                              515,786
    6,400   LIZ CLAIBORNE INC                                        247,200
    2,200   LOEHMANNS INC                                             50,600
    6,800   MEN'S WEARHOUSE INC                                      166,600
   30,600   NIKE INC CL B                                          1,828,350
   11,800   NINE WEST GROUP                                          547,225
    2,900   NORTON MCNAUGHTON INC                                     24,650
    2,500   QUIKSILVER INC                                            53,437
    3,800   STAGE STORES INC                                          69,350
    9,600   STARTER CORP                                              55,200
    5,200   STRIDE RITE CORP                                          52,000
   12,000   TALBOTS INC                                              343,500
      900   TODAYS MAN                                                 1,463
    4,400   UNITED RETAIL GROUP INC                                   14,300
      400   VANS INC                                                   5,000
   12,300   WESTPOINT STEVENS INC                                    367,462

              AUDIO/VISUAL
    8,800   ACKERLEY COMMUNICATIONS                                  103,400
    1,000   CINERGI PICTURES ENTMT IN                                  1,969
    3,800   CKS GROUP INC                                            105,925
      400   GREY ADVERTISING INC.                                    100,000
    4,400   MOVIE GALLERY INC                                         57,200
    5,300   NATIONAL MEDIA CORP                                       37,100
   26,400   OMNICOM GROUP INC                                      1,207,800
    2,300   OPTICAL CABLE CORP                                        26,450
    1,600   SINCLAIR BROADCAST GROUP                                  41,600
    3,000   WEST COAST ENTERTAINMENT                                  26,250

              BROADCASTING
    5,000   ADELPHIA COMM CORP CL A                                   28,750
    5,600   AMERICAN TELECASTING INC                                  32,200
    5,200   CABLEVISION SYS CORP                                     159,250
   90,700   COX COMM INC CL A NEW                                  2,097,437
    2,900   EMMIS BROADCASTING CORP                                   94,975
    2,300   EZ COMMUNICATIONS INC                                     84,237
    4,100   HEARTLAND WIRELESS COMM                                   53,813
   13,000   HERITAGE MEDIA CORP                                      146,250
    7,100   JACOR COMMUNICATIONS INC                                 194,363
    4,700   JONES INTERCABLE INC CL A                                 48,762
    4,000   KING WORLD INC                                           147,500
   10,900   LIN TELEVISION CORP                                      460,525
    8,900   NEW WORLD COMMUNICATIONS                                 224,725
   10,800   RENAISSANCE COMM. CORP                                   386,100
    7,200   STARSIGHT TELECAST INC                                    67,500
    8,200   TCA CABLE TV INC                                         247,025
    3,900   TRANSACTION NETWORK SVCS                                  44,850
    2,400   TV FILME INC                                              30,600
    4,000   UNITED VIDEO SATELLITE                                    70,000
    9,400   UNITED WASTE SYS INC                                     323,125
    7,900   VALUEVISION INTL INC CL A                                 42,463
    3,000   WAVEPHORE INC                                             20,625
   11,800   WESTWOOD ONE INC                                         196,175

              MISCELLANEOUS
      400   FEDDERS CORP CL A                                          2,000
    4,200   JOSTENS INC                                               88,725
   12,400   PALL CORP                                                316,200
    2,900   PEAK TECHNOLOGIES GROUP I                                 34,800
    2,700   PHP HEALTHCARE CORP                                       69,187
   24,600   SERVICE CORP INTL                                        688,800
   26,500   STARBUCKS CORP                                           758,563
   13,200   ZALE CORP NEW                                            252,450

            TOTAL CONSUMER PRODUCTS                             $143,878,266


             DURABLE GOODS                               23.28%

              AEROSPACE-AIRCRAFT
   37,666   BOEING CO                                              4,006,721
   25,900   COLTEC INDS INC                                          488,862
    1,100   CURTISS WRIGHT CORP                                       55,413
    3,400   FAIRCHILD CORP CL A                                       50,150
    6,600   GENERAL DYNAMICS CORP                                    465,300
   35,000   GENERAL MOTORS CL H                                    1,968,750
   15,400   LITTON INDUS INC                                         733,425
   21,600   LOCKHEED MARTIN CORP                                   1,976,400
   22,700   MCDONNELL DOUGLAS CORP                                 1,452,800
    6,100   NORTHROP GRUMMAN CORP                                    504,775
    6,700   OEA INC                                                  306,525
    6,900   POWER CONTROL TECH                                        51,750
   24,900   RAYTHEON CO                                            1,198,312
    7,200   ROHR INDUSTRIES INC                                      162,900
    2,600   SIMULA INC                                                35,100
    2,300   SPECIAL DEVICES INC                                       40,825
   20,200   SUNDSTRAND CORP                                          858,500
    8,500   TEXTRON INC                                              801,125
    6,100   THIOKOL CORP                                             272,975
   25,600   UNITED TECHNOLOGIES CORP                               1,689,600

              AGRICULTURAL MACHINERY
   20,300   CATERPILLAR INC                                        1,527,575
    3,800   CENTRAL TRACTOR FARM & CO                                 52,250
   27,100   DEERE & CO                                             1,100,938
    3,200   TRACTOR SUPPLY CO                                         66,000

              AUTOMOBILE AND PARTS
    4,700   APS HOLDING CORP CL A                                     72,850
    7,300   ARVIN INDUST INC                                         180,675
    7,900   BORG WARNER SEC CORP                                      84,925
   76,800   CHRYSLER CORP                                          2,534,400
    8,000   COACHMEN INDS INC                                        227,000
   24,200   COLLINS & AIKMAN CORP NEW                                151,250
    8,800   COOPER TIRE & RUBBER                                     173,800
    3,700   COPART INC                                                48,562
    4,300   CUMMINS ENGINE INC                                       197,800
   10,700   DANA CORP                                                349,088
    6,400   DETROIT DIESEL CORP                                      147,200
    8,600   DONALDSON INC                                            288,100
    1,400   DURAKON INDS                                              17,850
    6,600   ECHLIN INC                                               208,725
   12,200   ENVIROSOURCE INC                                          32,787
    3,900   EXCEL INDS INC                                            64,838
    7,500   EXIDE CORP                                               172,500
   11,700   FEDERAL-MOGUL CORP                                       257,400
  124,700   FORD MTR CO                                            3,974,812
   79,100   GENERAL MTRS CORP                                      4,409,825
   12,700   GENUINE PARTS CO                                         565,150
   20,600   LEAR CORPORATION                                         702,975
   12,200   MASCOTECH INC                                            199,775
    9,800   MODINE MFG CO                                            262,150
    2,205   MONRO MUFFLER BRAKE INC                                   35,831
    7,900   NAVISTAR INTL CORP NEW                                    72,088
    2,000   OSHKOSH TRUCK CORP.                                       21,250
    4,100   PACCAR INC                                               278,800
    6,450   SNAP ON TOOLS CORP                                       229,781
   14,200   SPEEDWAY MOTORSPORTS INC                                 298,200
    5,000   STANT CORP                                                78,750
    4,600   STRATTEC SECURITY CORP                                    83,950
    9,400   SUPERIOR INDUSTRIES INTL                                 217,375
   17,000   TENNECO INC                                              767,125
    1,900   THOMPSON PBE INC                                          11,875
   10,300   TOP SOURCE TECH INC                                       25,750
    1,200   TOWER AUTOMOTIVE INC                                      37,500
    2,500   TRANSPRO INC                                              22,813
   13,600   TRW INC                                                  673,200
    5,900   VICORP RESTAURANTS                                        78,175
   27,500   VIKING OFFICE PRODS INC                                  733,906
    7,700   WESTINGHOUSE AIR BRAKE CO                                 97,213

              ELECTRICAL
    2,400   ADFLEX SOLUTIONS INC                                      24,600
    2,600   AFC CABLE SYSTEMS INC                                     62,075
   10,900   AMETEK INC                                               242,525
   23,100   AMP INC                                                  886,462
   20,800   ANIXTER INTERNATIONAL INC                                335,400
      200   BARNETT INC                                                5,450
    9,800   BELDEN INC                                               362,600
    2,200   BOLDER TECHNOLOGIES CORP                                  36,163
   10,400   C-CUBE MICROSYSTEMS INC                                  384,150
    2,400   CHARTER POWER SYS INC                                     73,200
    2,800   CHERRY CORP CL A                                          44,800
    5,200   CIDCO INC                                                 91,000
    5,300   DATASCOPE CORP                                           106,000
   24,200   EMERSON ELEC CO                                        2,341,350
    2,100   ENCORE WIRE CORP                                          36,225
   17,600   EXECUTONE INFORMATION SYS                                 41,800
    2,300   EXIDE ELECTRS GROUP INC                                   33,925
    2,300   FRANKLIN ELEC. INC.                                      107,525
    5,000   GASONICS INTL CORP                                        51,250
   13,800   GENERAL INSTR CORP NEW                                   298,425
    5,300   GRAINGER W W INC                                         425,325
   13,300   HONEYWELL INC                                            874,475
   21,800   HUBBELL INC CL B                                         942,850
   29,000   INFINITY BROADCASTING CLA                                975,125
    3,500   INSILCO CORP NEW                                         134,750
   25,800   INTEGRATED DEVICE TECH                                   351,525
    3,200   LEVEL ONE COMMUNICATIONS                                 114,400
    3,700   LITTLEFUSE INC                                           179,450
    8,100   MAGNETEK INC                                             104,287
    2,100   MERIX CORP                                                32,025
    4,700   RAYCHEM CORP                                             376,588
    2,600   ROBBINS & MYERS INC                                       65,000
    3,000   THERMO ECOTEK CORP                                        45,750
    4,300   THOMAS & BETTS CORP                                      190,812
      700   ULTRALIFE BATTERIES INC                                    6,038
   44,400   WESTINGHOUSE ELEC CORP                                   882,450
    3,900   WOODHEAD INDS INC                                         53,625

              ELECTRONICS
    6,500   ACTEL CORPK                                              154,375
    3,200   ADVANCED LIGHTING TECH                                    77,600
   14,600   ADVANCED MICRO-DEVICES                                   375,950
    7,000   AFFINITY TECH GRP                                         45,500
   14,100   ALLIANCE SEMICONDUCTOR                                   100,462
    5,700   ALTRON INC                                               119,700
   31,000   AMERICAN POWER CONVERSION                                844,750
    3,500   AMERICAN SUPERCONDUCTOR                                   37,188
   17,700   AMPHENOL CORP CL A                                       393,825
   38,400   ANALOG DEVICES INC                                     1,300,800
    4,500   ANALOGIC CORP                                            150,750
   18,900   APPLIED MATLS INC                                        679,219
   16,900   ARROW ELECTRONICS INC                                    904,150
    2,900   ASPEN TECHNOLOGY INC                                     232,725
   32,400   ATMEL CORP.                                            1,073,250
   20,200   AURA SYS INC.                                             44,187
   14,300   AVNET INC                                                832,975
   31,200   AVX CORP                                                 670,800
    1,500   BRIGHTPOINT INC                                           44,625
    6,100   BURR BROWN CORP                                          158,600
    6,800   CABLE DESIGN TECHNOLOGIES                                211,650
    2,600   CELLULAR COMM INTL INC                                    75,400
   10,400   CHECKPOINTE SYSTEM                                       257,400
   15,800   CHYRON CORP                                               45,425
    2,300   CINCINNATI MICROWAVE INC                                   2,156
   68,000   CISCO SYS INC                                          4,326,500
    4,600   COHERENT COMMUNICATIONS S                                 89,700
    3,500   COHU INC                                                  81,375
    8,100   COMPUTER NETWORK TECH                                     40,500
    2,500   CORNERSTONE IMAGING INC                                   18,125
    9,700   CREDENCE SYSTEMS CORP                                    195,213
    1,200   CTS CORP                                                  51,300
    3,300   CUBIC CORP.                                               76,312
   26,500   CYPRESS SEMINCONDUCTOR                                   374,313
   15,100   DIEBOLD INC                                              949,412
    2,300   DSP GROUP INC                                             19,550
   75,400   DURACELL INTL INC                                      5,268,575
    2,800   E G & G INC                                               56,350
    8,200   EATON CORP                                               571,950
    3,200   EIS INTERNATIONAL INC                                     27,600
    2,500   ELECTRO SCIENTIFIC INDS                                   65,000
    9,200   ELECTRONICS FOR IMAGING                                  756,700
      500   ELTRON INTL INC                                           10,125
    3,400   EMERSON RADIO CORP                                         4,038
    2,500   ESTERLINE TECHNOLOGIES CO                                 65,312
    3,700   ETEC SYSTEMS INC                                         141,525
    4,300   EXAR CORP.                                                66,650
    8,200   FIRST ALERT INC                                           27,675
   23,800   FORE SYSTEMS INC                                         782,425
    2,600   FRANKLIN ELECTRONIC PUBLI                                 31,525
  175,100   GENERAL ELECTRIC CO                                   17,313,013
    8,400   GENERAL MAGIC INC                                         19,425
   16,800   GENERAL MILLS INC                                      1,064,700
    6,800   GENRAD INC                                               158,100
    5,500   GENUS INC                                                 30,250
    2,700   GTI CORP                                                  13,162
    3,500   HADCO CORP                                               171,500
    5,900   HOLOPHANE CORP                                           112,100
    8,000   IDENTIX INC                                               65,500
   13,873   IMATION CORP                                             390,178
      700   INFORMATON STORAGE DEVICE                                  5,163
    5,900   INTEGRATED SILICON SOL                                    50,888
   86,800   INTEL CORP                                            11,365,375
    3,300   INTL IMAGING MATLS INC                                    75,075
    2,500   ITI TECHNOLOGIES INC                                      37,812
    4,500   JOHNSON CTLS INC                                         372,938
   13,100   KENETECH CORP                                                655
   20,500   KLA INSTRUMENTS CORP                                     727,750
    3,400   KOPIN CORP                                                40,375
   10,400   LAM RESH CORP.                                           292,500
    3,800   LEXMARK INTL GROUP INC                                   104,975
   24,800   LINEAR TECHNOLOGY CORP                                 1,088,100
   13,600   LSI LOGIC CORP                                           363,800
   11,800   LTX CORP                                                  69,325
   13,100   MACROMEDIA INC                                           235,800
    5,100   MATTSON TECHNOLOGY INC                                    48,450
   20,000   MAXIM INTEGRATED PRODS                                   865,000
   21,300   MENTOR GRAPHICS                                          207,675
   12,300   METHODE ELECTRONICS CL A                                 249,075
    2,600   MICREL INC                                                82,225
    4,400   MICRO LINEAR CORP                                         37,950
   22,000   MICRON TECH                                              640,750
    3,000   MICROTEST INC                                             29,250
   33,300   MOLEX INC                                              1,302,862
   62,500   MOTOROLA INC                                           3,835,938
    2,500   MRV COMMUNICATIONS INC                                    54,375
    5,000   MTS SYS CORP.                                            100,000
   14,600   NATIONAL SEMICONDUCTOR                                   355,875
    2,400   NATL PRESTO INDS INC                                      89,700
   19,900   NELLCOR INC                                              435,312
   74,500   NEXTEL COMM INC CL A                                     973,156
    8,000   NIMBUS CD INTERNATIONAL                                   68,000
   56,000   NOISE CANCELLATION TECH                                   22,750
   14,600   OAK TECHNOLOGY INC                                       164,250
   24,100   OIS OPTICAL IMAGING SYS                                   37,656
    3,000   ONTRAK SYSTEMS INC                                        43,875
      900   OPTI INC                                                   4,613
    4,600   PERKIN ELMER CORP                                        270,825
   14,076   PREMIER FARNELL PLC-ADR                                  404,685
   17,471   PREMIER FARNELL PLC-ADR                                  441,143
    2,100   PRI AUTOMATION INC                                        95,550
    3,500   PSC INC                                                   24,937
   19,100   QUANTUM CORP                                             546,738
    4,200   RECOTON CORP                                              62,738
    5,400   ROBOTIC VISION SYSTEMS                                    64,125
    2,200   ROGERS CORP                                               59,675
   10,000   SAFEGUARD SCIENTIFICS INC                                317,500
    4,900   SEMITOOL INC                                              46,550
   24,400   SENSORMATIC ELEC CORP                                    408,700
    8,100   SIERRA SEMICONDUCTOR                                     121,500
   10,700   SILICON VALLEY GROUP INC                                 215,337
    1,100   SILICONIX INC                                             25,850
    1,700   SIPEX CORP                                                54,825
   17,300   SOLECTRON CORP                                           923,388
    2,500   SPEEDFAM INTL INC                                         71,250
    4,500   SUPERTEX INC                                              59,062
    8,600   SYMBOL TECHNOLOGIES                                      380,550
    2,100   TECH SYM CORP                                             62,475
    3,500   TEKTRONIX INC                                            179,375
   27,600   TERADYNE INC                                             672,750
   20,000   TEXAS INSTRUMENTS                                      1,275,000
    5,400   THERMO CARDIOSYSTEMS                                     162,000
    2,100   THORN APPLE VALLEY                                        27,825
   24,000   TIG HOLDINGS INC                                         813,000
    5,100   TRACOR INC NEW                                           108,375
   13,200   TRUSTMARK CORP                                           336,600
    7,300   ULTRATECH STEPPER INC                                    173,375
   10,300   VARIAN ASSOCIATES                                        524,013
   20,255   VISHAY INTERTECHNOLOGY                                   473,461
    8,600   WATERS CORP                                              261,225
    4,600   XICOR INC                                                 47,150
   19,800   ZENITH ELECTRONICS CRP                                   215,325

              INDUSTRIAL MACHINERY
   12,000   AIR PRODS & CHEMS INC                                    829,500
    5,000   ALLIED PRODUCTS CORP COM                                 148,750
    5,000   APPLIED POWER INC CL A                                   198,125
    3,100   BRIGGS & STRATTON CORP                                   136,400
    7,800   CASE CORP                                                425,100
    2,500   CHART INDS INC                                            42,812
    3,700   CINCINNATI MILACRON INC                                   80,937
   11,400   COOPER INDUS INC                                         480,225
    2,900   DII GROUP INC                                             67,425
   12,000   DOVER CORP                                               603,000
    1,900   DT INDUSTRIES INC                                         66,500
    4,400   FOSTER WHEELER CORP                                      163,350
    2,000   GLEASON CORP                                              66,250
    6,900   GOULDS PUMPS INC                                         158,269
    4,100   HARNISCHFEGER INDUS INC                                  197,312
   19,000   IMATRON INC                                               62,938
   11,500   INGERSOLL RAND CO                                        511,750
    4,900   INTEGRATED PROCESS EQUIP                                  88,200
   11,700   KEYSTONE INTERNATL INC                                   235,462
    7,100   KULICKE & SOFFA INDS INC                                 134,900
    5,200   MEASUREX CORP                                            124,800
   10,350   MILLER INDUSTRIES INC                                    207,000
    5,900   NORDSON CORP.                                            376,125
    4,700   OSMONICS INC                                             103,400
    4,100   PARK-OHIO INDUSTRIES                                      52,788
    2,730   RAYMOND CORP                                              47,434
   23,000   ROCKWELL INTL CORP W/I                                 1,400,125
    3,200   SEQUA CORP CL A                                          125,600
   10,900   STEWART & STEVENSON SVSC                                 317,462
    5,800   TELEFLEX INC.                                            302,325
    1,600   THERMO POWER CORPORATION                                  12,700
   14,200   YORK INTL CORP NEW                                       793,425

              OFFICE EQUIPMENT AND SUPPLIES
    9,600   3DO CO                                                    46,200
    3,600   7TH LEVEL INC                                             13,500
   13,700   ALCO STANDARD CORP                                       707,262
   30,000   AMERICA ONLINE INC                                       997,500
    5,800   AMERICAN BUS PROD INC.                                   145,725
    1,400   AMERICAN LIST CORP                                        42,525
    6,800   AMERICAN PAD & PAPER CO N                                153,850
    4,000   ANSYS INC                                                 54,000
    5,900   APPLIED INNOVATION INC                                    36,138
    2,800   ASPECT DEVELOPMENT INC                                    76,300
   11,400   BLACK BOX CORP                                           470,250
    3,400   BOISE CASCADE OFFICE PROD                                 71,400
    9,450   BOOLE & BABBAGE INC                                      236,250
    4,900   BROADVISION INC                                           38,587
   10,200   BT OFFICE PRODUCTS INTL                                   90,525
    3,400   CASINO DATA SYS                                           23,375
    7,400   CERIDIAN CORP                                            299,700
    2,300   CHAMPION INDUSTRIES INC/W                                 54,050
    2,800   COMPUTER MGMT SCIENCES                                    65,100
   22,600   COMPUTERVISION CORP                                      209,050
    3,000   CROSSCOMM CORP                                            15,750
    4,100   CSS INDUSTRIES                                           106,600
    2,600   CYBERCASH INC                                             59,800
    1,500   DAISYTEK INTERNATIONAL CO                                 61,500
      800   DIGITAL LINK CORP                                         19,400
    2,500   ELCOM INTL INC                                            19,688
    5,400   ENNIS BUSINESS FORMS                                      60,750
    3,600   EXCALIBUR TECHNOLOGIES                                    56,700
   27,300   GATEWAY 2000 INC                                       1,462,256
    5,900   GENERAL BINDING                                          175,525
    5,400   GENERAL SIGNAL CORP                                      230,850
    5,100   GEOWORKS                                                 124,950
    4,200   HARRIS CORP-DEL                                          288,225
    9,900   HON INDS INC                                             326,700
    5,800   HUNT MFG. CO.                                            105,125
   58,700   IBM COMMON                                             8,863,700
    4,200   INNOVEX INC                                              113,400
    5,100   INTERGRAPH CORP                                           52,275
   15,400   INTUIT INC                                               485,100
      800   MANUGISTICS GROUP INC                                     31,800
    1,700   MAPINFO CORP                                              18,913
   11,200   MICRO WAREHOUSE INC                                      131,600
    2,900   MICROS SYS INC                                            89,175
    2,900   MICROTOUCH SYS INC                                        69,600
    5,300   NEOSTAR RETAIL GROUP INC                                     497
    5,900   NETFRAME SYS INC                                          15,119
    7,600   NU-KOTE HLDG INC CL A                                     77,900
    8,000   OBJECTIVE SYS INTEGRATORS                                191,000
   51,900   OFFICE DEPOT INC                                         921,225
   40,900   OFFICEMAX INC                                            434,562
    6,100   OPTICAL DATA SYS INC                                      73,200
    2,400   PERCEPTRON INC                                            82,200
   15,700   PITNEY BOWES INC                                         855,650
    2,300   PROXIMA CORP                                              29,612
    8,500   RACOTEK INC                                               36,656
   26,800   REYNLDS&REYNLDS CO CL A                                  696,800
    9,400   SECURITY DYNAMICS TECH                                   296,100
    2,100   SOFTDESK INC                                              32,025
    9,500   STANDARD REGISTER                                        308,750
    5,700   SUBMICRON SYS CORP                                        23,513
    7,000   SYSTEMSOFT CORP                                          104,125
    2,300   U S OFFICE PRODUCTS CO                                    78,487
    3,600   UNITED TELEVISION INC.                                   310,050
    3,500   VIDEOSERVER INC                                          148,750
    6,200   VWR SCIENTIFIC PROD CORP                                 103,850
   15,100   WALLACE COMPUTER SVCS                                    520,950
    4,950   WIND RIVER SYSTEMS INC                                   234,506
    2,400   WINTHROP RES CORP                                         69,000
    4,700   WONDERWARE CORP                                           41,786
   35,000   XEROX CORP.                                            1,841,875

              RUBBER
    5,400   BANDAG INC                                               255,825
    5,100   CARLISLE COS INC                                         308,550
    5,700   GOODRICH B F CO                                          230,850
   16,700   GOODYEAR TIRE & RUBBER                                   857,962
   14,000   SEALED AIR CORP                                          582,750
   10,400   STONE CONTAINER                                          154,700

              OTHER DURABLE GOODS
    2,400   AG CHEM EQUIP INC                                         43,800
   30,400   ALLIED-SIGNAL INC                                      2,036,800
    4,400   BLOUNT INTERNATIONAL                                     168,850
    7,600   BORG-WARNER AUTOMOTIVE                                   292,600
    2,200   COLUMBUS MCKINNON CORP                                    34,375
   24,300   CORNING INCORPORATED                                   1,123,875
    4,800   CRANE CO                                                 139,200
    2,900   FUSION SYSTEMS CORP                                       61,625
    5,900   HARMAN INTL INDS INC NEW                                 328,187
   12,900   ILLINOIS TOOL WORKS                                    1,030,388
    5,500   KAYDON CORP.                                             259,188
    4,600   MILLIPORE CORP                                           190,325
    3,400   NEWPORT NEWS SHIPBUILDING                                 51,000
    5,500   OWENS CORNING                                            234,437
    1,500   PENN ENGINEERING & MFG                                    30,750
      500   PENN ENGINEERING & MFG CO                                 10,375
    8,600   PRECISION CASTPARTS                                      426,775
    2,300   ROCKSHOX INC                                              33,350
    2,600   STARRETT LS CO CL A                                       73,775
    1,500   STIMSONITE CORP                                            9,188
    7,100   TECUMSEH PROD CO CL A                                    407,363
    6,400   THERMEDICS INC.                                          116,000
    3,500   THOMASTON MILLS CL A                                      39,375
    3,400   TIMKEN CO                                                155,975
   14,000   TRINITY INDS INC.                                        525,000
    3,000   TRINOVA CORP                                             109,125
   21,500   UNIFI INC                                                690,687
    5,500   WATSCO INC.                                              158,813

              COMPUTERS AND SOFTWARE
   19,100   ACCLAIM ENTERTAINMENT                                     62,075
    2,000   ACT NETWORKS INC                                          73,000
    1,700   ACTIVE VOICE CORP                                         23,375
   24,000   ADOBE SYSTEMS INC                                        897,000
   12,700   AMDAHL CORP                                              153,987
    7,800   AMERICAN BUS INFO INC                                    173,550
    2,600   AMISYS MANAGED CARE SYS                                   44,200
    5,200   ANALYSTS INTL CORP                                       146,900
    4,900   APERTUS TECHNOLOGIES INC                                  11,025
   13,100   APPLE COMPUTER INC                                       273,463
    9,500   APPLIED MAGNETICS                                        283,812
    5,200   ARTISOFT INC.                                             26,975
   19,100   AST RESEARCH INC                                          79,981
    4,800   AUTODESK INC                                             134,400
   30,500   AUTOMATIC DATA PROC                                    1,307,688
    7,200   AVID TECHNOLOGY INC                                       74,700
    4,700   BDM INTERNATIONAL INC                                    254,975
    6,900   BELL & HOWELL COMPANY                                    163,875
   33,200   BMC SOFTWARE INC                                       1,373,650
    3,400   BOCA RESEARCH INC                                         35,275
   13,056   BORLAND INTL INC                                          70,992
    3,000   BROADWAY & SEYMOUR INC                                    31,500
    9,400   CABLETRON SYS INC                                        312,550
    3,700   CACI INTERNTL INC CL A                                    77,700
   25,750   CADENCE DESIGN SYS INC                                 1,023,562
    4,700   CAERE CORP                                                54,050
    2,200   CCC INFO SERV GROUP                                       35,200
    7,500   CDW COMPUTER CENTERS INC                                 444,844
    7,800   CELLULAR TECHNICAL SVCS I                                156,000
    4,400   CENTURA SOFTWARE CORP                                     12,100
   21,400   CIRRUS LOGIC INC                                         331,700
   28,400   COMPAQ COMPUTER CORP                                   2,108,700
   15,800   COMPUCOM SYS INC                                         169,850
   38,400   COMPUTER ASSOC INTL INC                                1,910,400
    5,200   COMPUTER HORIZONS CORP                                   200,200
    2,900   COMPUTER LANGUAGE RES INC                                 31,175
    6,319   COMPUTER SCIENCES CORP                                   518,948
    3,500   COMPUTER TASK GROUP INC                                  150,937
   13,900   COMPUWARE CORP COM                                       696,738
    3,500   COMSHARE INC                                              61,250
   23,600   COPYTELE INC                                             116,525
    2,100   CYBERGUARD CORP                                           25,462
    4,100   DATA GENL CORP                                            59,450
   22,000   DELL COMPUTER CORP                                     1,168,750
    3,900   DENDRITE INTERNATIONAL                                    32,175
    2,400   DH TECHNOLOGY INC                                         57,600
    5,600   DIALOGIC CORP                                            176,400
   12,900   DIAMOND MULTIMEDIA SYS                                   153,188
   16,400   DIGITAL EQUIP CORP                                       596,550
    9,600   DST SYSTEMS INC                                          301,200
    5,200   EDIFY CORP                                                83,200
   17,600   ELECTRONIC ARTS INC                                      526,900
  163,800   ELECTRONIC DATA SYSTEMS                                7,084,350
   24,900   EMC CORP.                                                824,812
    1,400   EMULEX CORP                                               22,050
    4,600   EPIC DESIGN TECHNOLOGY                                   115,000
    5,200   EVANS & SUTHERLAND                                       130,000
      600   EXPERT SOFTWARE INC                                        2,025
   47,200   FIRST DATA CORP                                        1,722,800
    2,800   FRACTAL DESIGN CORP                                       29,400
    9,300   FTP SOFTWARE INC                                          55,800
    2,900   GLOBAL VILLAGE COMM                                        9,244
   10,900   GT INTERACTIVE SOFTWARE                                   77,662
    3,600   HARBINGER CORP                                            94,500
   31,860   HBO & CO                                               1,891,688
  108,800   HEWLETT PACKARD CO                                     5,467,200
    2,500   HUTCHINSON TECH                                          190,000
      600   IDT CORP                                                   6,600
    9,200   INFOR RESOURSE INC                                       128,800
   49,300   INFORMIX CORP                                          1,004,487
    6,400   INFOSEEK CORP                                             49,600
    7,100   INTERSOLV INC.                                            65,675
   43,200   IOMEGA CORP                                              750,600
   13,500   JTS CORPORATION                                           44,719
    3,000   KEY TRONIC CORP                                           22,500
    4,000   LYCOS INC                                                 42,000
    4,900   MAC NEAL SCHWENDLER CORP                                  38,587
    4,000   MARCAM CORP.                                              52,000
    2,800   MAXIS INC                                                 34,300
    5,700   MAY AND SPEH INC                                          69,825
    8,200   MEDIC COMPUTER SYSTEMS                                   330,563
    5,400   MERCURY INTERACTIVE CORP                                  70,200
      200   METATOOLS INC                                              2,350
    5,300   MICROCOM INC.                                             65,587
   29,900   MICRON ELECTRONICS INC                                   581,181
  126,200   MICROSOFT CORP                                        10,427,275
      700   MICROWARE SYSTEMS CORP                                     9,975
    5,600   MYLEX CORP                                                70,000
    2,100   NATIONAL TECHTEAM INC                                     42,000
   14,400   NETMANAGE INC                                             86,400
   23,700   NETSCAPE COMMUNICATIONS                                1,347,938
    5,900   NETWORK COMPUTING DEVICES                                 59,738
    4,100   NETWORK PERIPHERALS INC                                   72,775
    9,300   NOVA CORP                                                205,762
   37,200   NOVELL INC                                               352,238
    2,500   ONEWAVE INC                                               19,531
   68,950   ORACLE CORPORATION                                     2,878,663
   42,000   PARAMETRIC TECNOLOGY                                   2,157,750
    4,700   PC DOCS GROUP INTL INC                                    45,825
   33,200   PEOPLESOFT INC                                         1,591,525
    4,900   PHOENIX TECHNOLOGIES LTD                                  79,012
    2,100   PITTWAY CORP                                             109,463
    8,300   PIXAR INC                                                107,900
    4,700   PLANAR SYS INC                                            55,225
    5,900   POLICY MGMNT SYS CORP                                    272,137
    3,000   PRINTRONIX INC                                            40,125
    8,400   PSINET INC                                                91,350
    7,877   PURE ATRIA CORP                                          194,956
    4,700   QUICKRESPONSE SVCS INC                                   133,950
    4,100   QUICKTURN DESIGN SYSTEMS                                  84,050
    6,200   RADIUS INC NEW                                             3,294
    2,200   RAINBOW TECHNOLOGIES INC                                  40,975
    9,400   RATIONAL SOFTWARE CORP                                   371,887
    1,000   SANCHEZ COMP ASSOC-RTS                                         0
   11,700   SANTA CRUZ OPERATION INC                                  81,900
   22,200   SEAGATE TECHNOLOGY INC                                   876,900
   11,100   SEQUENT COMP SYS INC                                     197,025
    2,500   SHARED MEDICAL SYS CORP                                  123,125
   10,000   SHIVA CORP                                               348,750
   18,300   SILICON GRAPHICS                                         466,650
      100   SMART MODULAR TECHNO                                       2,512
    2,800   SPYGLASS INC                                              35,000
    8,500   STAC INC                                                  56,313
    3,200   STATE OF THE ART INC                                      39,600
   20,300   STORAGE TECH CRP PAR $.01                                966,787
    5,000   STORMEDIA INC                                             80,625
    7,700   STRATUS COMPUTER INC                                     209,825
    9,900   STREAMLOGIC CORP                                           6,806
   10,700   STRUCTURAL DYNAMICS                                      214,000
    2,700   SUNQUEST INFORMATION SYS                                  38,475
   26,600   SYBASE INC                                               443,888
   18,100   SYMANTEC CORP                                            262,450
   14,700   SYNOPSYS INC                                             679,875
    4,000   SYQUEST TECHNOLOGY INC                                    14,750
    5,100   SYSTEMS & COMPUTER TECH                                   81,600
   12,400   TANDEM COMPUTERS INC                                     170,500
   17,800   THREE COM CORP                                         1,306,075
   16,600   TOTAL SYSTEMS SERVICE                                    446,125
    5,300   TRIAD SYSTEMS CORP                                        48,694
    4,000   TRIDENT MICROSYSTEMS INC                                  67,500
   18,300   UNISYS CORP                                              123,525
    1,000   USDATA CORPORATION                                         5,625
    8,200   VERIFONE INC                                             241,900
    3,000   VERITAS SOFTWARE CO                                      149,250
    3,100   VMARK SOFTWARE INC                                        23,250
    1,900   WANDEL & GOLTERMANN TECH                                  55,575
   11,900   WANG LABS INC NEW                                        240,975
   17,700   WESTERN DIGITAL CORP                                   1,006,687
    2,300   XCELLENET INC                                             37,088
   23,800   XILINX INC                                               876,137
      100   XYLAN CORP                                                 2,825

              HOUSEHOLD FURN/APPLIANCES
    2,300   BUSH INDS INC CL A                                        44,275
      500   DIAMOND HOME SERVICES INC                                 13,750
    9,900   LANCASTER COLONY  CORP                                   455,400
   29,600   LEGGETT & PLATT INC                                    1,024,900
    6,200   O'SULLIVAN INDS HLDGS INC                                 86,800
    8,000   WHIRLPOOL CORP                                           373,000

              TELECOMMUNICATIONS
   42,900   ADC TELECOMM INC                                       1,335,262
   14,500   ADTRAN INC                                               601,750
   52,200   AIRTOUCH COMMUNICATIONS                                1,318,050
    8,600   AMERICAN MOBILE SATELLITE                                105,350
    6,500   ANDREW CORP                                              344,906
    7,800   ANTEC CORP                                                70,200
    3,600   APPLIED DIGITAL ACCESS                                    19,800
    5,500   ASSOCIATED GROUP CL A                                    169,125
    7,000   ASSOCIATED GROUP CL B                                    208,250
    9,600   BOSTON TECH INC                                          276,000
    3,200   BRITE VOICE SYS INC                                       47,600
    7,100   CELLSTAR CORP                                            127,800
    4,000   CELLULAR COMM OF PUERTO R                                 79,000
   16,700   COMDISCO                                                 530,225
    3,400   COMMUNICATIONS SYSTEM INC                                 51,000
   12,300   DSC COMMUNICATIONS                                       219,863
   12,800   DSP COMMUNICATIONS INC                                   248,000
    1,200   EXCEL COMMUNICATIONS INC                                  25,200
    7,300   GENERAL DATACOMM INDS INC                                 76,650
    4,300   GILBERT ASSOC INC CL A                                    59,125
   21,300   GLENAYRE TECHNOLOGIES INC                                459,281
    5,200   INTELIDATA TECHNOLOGIES                                   37,700
    3,800   IPC INFORMATION SYS INC                                   57,475
    7,600   IXC COMMUNICATIONS INC                                   233,700
   19,200   LORAL SPACE & COMM LTD                                   352,800
   68,094   LUCENT TECHNOLOGIES INC                                3,149,360
   11,800   MCLEOD INC. CL A                                         300,900
    3,700   MICRODYNE CORP                                            21,275
   11,000   MOBILEMEDIA CORP                                           4,813
    2,200   NATURAL MICROSYSTEMS CORP                                 69,300
    3,800   NETCOM ON-LINE COMM SVCS                                  49,400
      500   NORTHERN TELECOM LTD                                      30,938
   16,800   OCTEL COMM CORP                                          294,000
    2,400   PACIFIC GATEWAY EXCHANGE                                  87,600
   17,900   PANAMSAT CORP                                            501,200
      100   P-COM INC                                                  2,963
    6,400   PREMISYS COMMUNICATIONS                                  216,000
   32,000   QUALCOMM INC                                           1,276,000
    8,100   SCIENTIFIC-ATLANTA                                       121,500
    2,200   SITEL CORP                                                31,075
    3,600   TELCO SYSTEMS INC                                         68,400
      700   TELE-COMMUNICATIONS INTL                                   9,275
   20,100   TELEPHONE & DATA SYS INC                                 728,625
    2,900   TRESCOM INTL INC                                          23,200
   29,100   US ROBOTICS CORP                                       2,095,200
    3,400   U.S. CELLULAR CORP                                        94,775
   13,800   VANGUARD CELLULAR SY CL A                                217,350
    9,100   WINSTAR COMMUNICATIONS                                   191,100

              MISCELLANEOUS
    2,800   ABC RAIL PRODUCTS                                         55,650
    6,200   ACX TECHNOLOGIES INC                                     123,225
   14,500   ALTERA CORP                                            1,053,969
   14,900   ALUMAX INC                                               497,287
    1,700   ASYST TECHNOLOGIES INC                                    29,113
    7,000   AVIALL INC NEW                                            64,750
    9,200   BLACK & DECKER CORP                                      277,150
    6,100   BRADY WH CO CL A                                         150,212
    5,800   CASCADE CORP.                                             93,525
    8,800   DENTSPLY INTL INC                                        418,000
    6,600   ELECTROGLAS INC                                          106,425
    7,700   FSI INTL INC                                             115,500
    5,700   FURON CO.                                                121,125
   11,000   GENCORP INC                                              199,375
    5,700   GORMAN RUPP CO.                                           77,663
    3,500   HELIX TECHNOLOGY CORP                                    101,500
   31,500   INTL SPECIALTY PRODUCTS                                  385,875
   12,400   ITT INDS INC                                             303,800
   36,900   JEFFERSON SMURFIT CORP                                   592,706
    2,000   JOHNSTOWN AMER INDS INC                                    8,750
    3,800   LAWSON PRODUCTS INC                                       83,125
    8,100   LOJACK CORP                                               81,000
   20,790   MARK IV INDUSTRIES INC                                   470,374
    3,300   MATTHEWS INTL CORP                                        93,225
    8,000   PARKER HANNIFIN CORP                                     310,000
    8,800   SOFAMOR/DANEK GROUP                                      268,400
    2,900   SPECTRIAN CORP                                            22,475
    9,400   STANLEY WORKS                                            253,800
   46,800   THERMO ELECTRON CORP                                   1,930,500
    4,600   THERMO FIBERTEK INC                                       42,838
    3,400   WHITE RIVER CORP                                         185,300

            TOTAL DURABLE GOODS                                 $267,509,995


             FINANCIAL                                   20.48%

              BANKS
    2,900   ALLIED BANKSHARES INC GA                                  32,987
   10,500   AMERICREDIT CORP                                         215,250
   31,500   AMSOUTH BANCORP                                        1,523,813
      300   ASSOCIATED BANC CORP                                      12,750
   45,900   BANC ONE CORP                                          1,973,700
   13,500   BANCORP HAWAII INC                                       567,000
    7,900   BANCORPSOUTH INC                                         219,225
    5,850   BANK GRANITE CORP                                        169,650
   40,800   BANK NEW YORK INC                                      1,377,000
   16,012   BANK OF BOSTON CORP                                    1,028,771
    3,600   BANK UNITED CORP-CL A                                     96,300
   37,900   BANKAMERICA CORP                                       3,780,525
    8,500   BANKERS TR NY CORP                                       733,125
    3,700   BANKNORTH GROUP INC                                      153,550
   43,600   BANPONCE CORP - NEW                                    1,471,500
   20,300   BARNETT BANKS INC                                        834,837
   16,500   BOATMEN'S BANCSHARES                                   1,064,250
    2,000   BSB BANCORP INC                                           53,500
    4,400   CATHAY BANCORP INC                                        86,350
   19,750   CENTRAL FID BKS INC                                      508,563
   46,040   CHASE MANHATTAN CORP NEW                               4,109,070
    3,465   CHEMICAL FINL CORP                                       137,734
    3,875   CHITTENDEN CORP                                           92,516
   21,470   CINCINNATI FINANCIAL CORP                              1,392,866
   50,500   CITICORP                                               5,201,500
    5,400   CITIZENS BANCORP MD                                      334,800
    7,300   CITIZENS BANKING                                         229,950
   14,500   CITY NATL CORP                                           313,562
    5,670   CNB BANCSHARES INC                                       236,723
    4,400   COLE TAYLOR FINL GRP                                     116,600
    5,600   COLONIAL BANCGROUP                                       224,000
    4,300   COMMERCE BANCORP INC N.J.                                141,900
   24,675   COMMERCE BANCSHARES                                    1,141,219
    3,400   COMMUNITY FIRST BANKSHARE                                 93,500
   14,300   COMPASS BANCSHARES INC                                   568,425
   23,995   CORESTATES FINL CORP                                   1,244,741
    5,700   CORUS BANKSHARES INC                                     183,825
    3,000   CPB INC                                                   89,250
   14,200   CRESTAR FINCL CORP                                     1,056,125
    3,200   CVB FINL CORP                                             66,800
   10,200   DAUPHIN DEPOSIT CORP                                     336,600
   17,400   DEAN WITTER DISCOVER                                   1,152,750
   67,000   DIME BANCORP INC NEW                                     988,250
      400   F & M BANCORP MD                                           9,600
    6,300   F & M NATL CORP                                          134,662
   12,400   FIFTH THIRD BANCORP COM                                  778,875
   11,200   FIRST AMERICAN CORP                                      645,400
   14,200   FIRST BANK SYS INC                                       969,150
   34,100   FIRST CHICAGO NBD CORP                                 1,832,875
    4,900   FIRST CITIZENS BCSHS                                     377,300
   14,400   FIRST COMMERCE CORP                                      559,800
    7,600   FIRST COMWLTH FINL CORP                                  141,550
    4,000   FIRST EMPIRE ST CORP                                   1,152,000
    5,170   FIRST FINL BANCORP                                       168,025
   22,300   FIRST HAWAIIAN INC                                       780,500
    3,200   FIRST INDIANA CORP                                        85,600
    5,500   FIRST MIDWEST BANCORP DEL                                179,437
   20,400   FIRST OF AMERICA BANK                                  1,226,550
   25,000   FIRST SEC CORP DEL                                       843,750
    3,800   FIRST SOURCE CORP                                         93,100
   22,300   FIRST TENN NATL CORP                                     836,250
   31,676   FIRST UNION CORP                                       2,344,024
    2,415   FIRST UNITED CORP                                         36,225
   10,700   FIRST VIRGINIA BANKS                                     512,262
    4,100   FIRST WESTERN BANCORP                                    107,625
   24,300   FIRSTAR CORP                                           1,275,750
    4,600   FIRSTBANK ILL CO                                         159,850
    3,800   FIRSTFED FINL CORP DEL                                    83,600
   27,700   FLEET FINANCIAL GROUP INC                              1,381,538
    4,200   FORT WAYNE NATL CORP IND                                 159,600
   12,100   FULTON FINL CORP PA                                      260,150
    4,700   GREATER NY SAVINGS BANK                                   64,037
    4,255   HANCOCK HLDG CO                                          172,328
    4,200   HARRIS SAVINGS BK PA                                      76,650
    3,100   HERITAGE FINL SVCS INC                                    65,875
   40,400   HIBERNIA CORP CL A                                       535,300
    3,900   HOMELAND BANKSHARES CORP                                 161,850
    5,150   HUBCO INC                                                126,175
   56,540   HUNTINGTON BANCSHARES INC                              1,491,242
    7,200   IMPERIAL BANCORP                                         172,800
   11,600   IMPERIAL CR INDS INC                                     243,600
    1,800   INVESTORS FINANCIAL SVC                                   49,950
    2,600   IRWIN FINANCIAL CORP                                      64,350
    9,200   JEFFERSON BKNSHRS INC VA                                 263,350
   24,400   KEYCORP                                                1,232,200
    2,100   MAINSTREET BANKGROUP INC                                  39,900
   30,400   MARSHALL & ILSLEY CORP                                 1,052,600
   23,500   MBNA CORP                                                975,250
   12,550   MELLON BANK CORP                                         891,050
   19,800   MERCANTILE BANCORP INC                                 1,017,225
   15,700   MERCANTILE BANKSHARES                                    502,400
    4,100   MERCER INTL INC SBI NEW                                   42,025
    1,500   MERCHANTS NY BANCORP INC                                  48,750
    6,820   MID AM INC                                               116,792
    4,223   MID AMER BANCORP                                          80,237
   18,900   MORGAN J P & CO                                        1,845,112
    2,600   NATIONAL BANCORP ALASKA                                  178,100
    2,090   NATIONAL CITY BANCORP                                     43,367
   23,900   NATIONAL CITY CORP                                     1,072,513
    9,200   NATIONAL COMM BANCORP                                    351,900
    5,145   NATIONAL PENN BANCSHARES                                 134,413
   31,300   NATIONSBANK CORP                                       3,059,575
    2,625   NBT BANCORP INC                                           47,250
    8,200   NORTH FORK BANCORP INC NY                                292,125
   37,400   NORTHERN TRUST CO                                      1,355,750
   39,085   NORWEST CORP                                           1,700,198
   25,725   OLD KENT FINL CORP                                     1,228,369
   11,600   OLD NATL BANCORP IND                                     455,300
    7,750   ONE VALLEY BANCORP INC                                   287,719
    3,200   PARK NATL CORP                                           169,600
    8,300   PENNCORP FINL GROUP INC                                  298,800
   13,800   PEOPLES BANK BRIDGEPORT                                  398,475
    2,900   PIKEVILLE NATL CORP                                       71,050
      800   PINNACLE BANC GROUP INC                                   22,600
    2,940   PROVIDENT BANKSHARES CORP                                114,660
    3,066   QUEENS CNTY BANCORP INC                                  145,252
   20,152   REGIONS FINANCIAL CORP                                 1,041,606
    6,710   REPUBLIC BANCORP INC                                      78,004
    4,800   REPUBLIC NEW YORK CORP                                   391,800
    3,400   S & T BANCORP INC                                        104,550
   21,800   SIGNET BANKING CORP                                      670,350
    3,000   SILICON VALLEY BNCSHRES                                   96,750
   39,742   SOUTHERN NATL CORP NC                                  1,440,647
   30,914   SOUTHTRUST CORP                                        1,078,126
   11,900   STANDARD FEDERAL BNCRP                                   676,812
   18,200   STAR BANC CORP                                         1,672,125
   26,600   STATE STREET BOSTON                                    1,715,700
    1,400   SUFFOLK BANCORP                                           53,550
    6,200   SUMITOMO BANK CA                                         155,000
   30,900   SUMMIT BANCORP                                         1,351,875
   23,500   SUNTRUST BANKS INC                                     1,157,375
    3,800   SUSQUEHANNA BANCSHARES                                   131,575
   43,650   SYNOVUS FINANCIAL CP                                   1,402,256
    2,100   TRANS FINANCIAL INC                                       48,300
    2,000   TRIANGLE BANCORP INC                                      32,750
    7,100   TRUST CO OF NEW JERSEY                                    99,400
    7,360   TRUSTCO BK CORP NY                                       157,320
   16,300   U S BANCORP ORE                                          732,481
    9,555   UMB FINANCIAL CORP                                       386,977
   14,100   UNIONBANCAL CORPORATION                                  747,300
    6,800   UNITED BANKSHARES W VA                                   224,400
    8,200   UNITED CAROLINA BANCSHARE                                323,900
    2,000   USBANCORP INC PA                                          84,750
    6,400   UST CORP                                                 132,000
   13,230   VALLEY NATL BANCORP                                      339,019
   17,700   WACHOVIA CORP                                          1,000,050
   26,900   WASHINGTON MUTUAL INC                                  1,165,106
    9,933   WELLS FARGO & CO                                       2,679,427
    3,200   WESBANCO INC.                                            104,000
    9,450   WESTCORP INC                                             206,719
   11,700   WILMINGTON TRUST CORP                                    462,150

              FINANCE COMPANIES
    6,500   ADVANTA CORP                                             277,875
    4,500   AMCOR FINL INC                                           120,375
   50,200   AMERICAN EXPRESS CO                                    2,836,300
    5,800   BENEFICIAL CORP                                          367,575
    1,540   BT FINL CORP                                              61,023
   54,700   CAPITAL ONE FIN CORP                                   1,969,200
   17,100   CREDIT ACCEP CORP MICH                                   401,850
   19,300   FED HOME LN MTG CORP                                   2,125,413
  115,100   FEDERAL NATL MTGE ASSN                                 4,287,475
   14,300   FINOVA GROUP, INC                                        918,775
    2,500   FIRST MERCHANTS ACCEP                                     47,812
   33,600   FIRST USA INC                                          1,163,400
   17,300   GREEN TREE FINL CORP                                     668,213
   10,400   HOUSEHOLD INTL CORP                                      959,400
      100   IMC MORTGAGE COMPANY                                       3,350
    3,800   INSO CORPORATION                                         151,050
    2,600   ITT EDUCATIONAL SERVICES                                  60,125
    8,700   LIBERTY FINANCIAL CO INC                                 338,212
   64,900   MERCURY FINANCE CO.                                      795,025
   19,100   MONEY STORE INC                                          527,638
    8,200   OLYMPIC FINANCIAL LTD                                    117,875
   15,700   PHOENIX DUFF & PHELPS                                    111,862
    3,700   PMC CAP INC                                               51,800
   35,900   PNC FINANCIAL                                          1,350,738
    5,350   RESOURCE BANCSHARES MTG                                   76,237
    3,500   SEAFIELD CAP CORP                                        135,625
    2,000   STUDENT LN CORP                                           74,500
   29,500   STUDENT LOAN MKTG NEW                                  2,747,188
   39,500   SUNAMERICA                                             1,752,813
   10,500   UNITED COS FINCL CORP                                    279,562
    1,100   WEBSTER FINL CRP WATRBURY                                 40,425

              HOLDING COMPANY
    6,300   AMPAL AMER ISRAELI CL A                                   30,319
    2,200   EASTERN ENTERPRISES                                       77,825
    1,600   GRYPHON HOLDING INC                                       22,600
    4,500   ML BANCORP INC                                            63,562
    6,500   PEC ISRAEL ECONOMIC CORP                                 108,875
   42,400   RELIANCE GROUP HOLDINGS                                  386,900
  107,700   RJR NABISCO HLDGS CORP                                 3,661,800
   18,400   SOTHEBY'S HLDS INC CL A                                  342,700
    1,700   ST FRANCIS CAPITAL CORP                                   44,200
    5,900   TEJON RANCH CO.                                           84,813
   20,200   U S INDUSTRIES INC                                       694,375
   34,000   VALHI INC                                                216,750
    3,700   VALLICORP HLDGS INC                                       75,387
    9,800   ZEIGLER COAL HLDG CO                                     209,475

              FIRE AND CASUALTY INSURANCE
    5,600   ACCEPTANCE INS COS INC                                   110,600
   23,200   ALLMERICA PPTY & CAS COS                                 704,700
   20,200   AMERICAN FINANCIAL GROUP                                 762,550
    2,050   ARBATAX INTERNATIONAL INC                                 10,250
    5,000   AVEMCO CORP                                               78,125
    4,600   BALDWIN & LYONS INC CL B                                  84,525
    7,000   BERKLEY (WR) CORP                                        355,250
   18,400   CHUBB CORP                                               989,000
    6,700   FUND AMER COS INC                                        641,525
   10,700   GAINSCO INC                                              102,988
    8,900   GENERAL RE CORP                                        1,403,975
    1,637   GUARANTY NATL CORP NEW                                    27,420
    2,200   MARKEL CORP.                                             198,000
    2,500   NAVIGATORS GROUP INC                                      45,625
   13,300   SAFECO CORP                                              524,519
    4,950   STATE AUTO FINL CORP.                                     89,100
    4,200   UNITED FIRE & GAS CO                                     148,050

              INSURANCE
    5,100   ACORDIA INC                                              147,900
   16,152   AETNA INC                                              1,292,160
    1,318   AETNA INC 6.25% CV PFD                                   104,616
   46,100   AFLAC INC                                              1,970,775
    4,700   ALEXANDER & ALEXANDER SVC                                 81,662
   15,300   ALFA CORP                                                193,163
    2,700   ALLEGHANY CORP. NEW                                      572,400
    9,200   ALLMERICA FINANCIAL CORP                                 308,200
   47,900   ALLSTATE CORP.                                         2,772,212
   20,400   AMBAC INC                                              1,354,050
   16,000   AMERICAN ANNUITY                                         226,000
    4,500   AMERICAN HERITAGE LIFE IN                                118,125
   50,600   AMERICAN INTL GROUP                                    5,477,450
    3,300   AMVESTORS FINL CORP                                       48,675
   11,600   AON CORP                                                 720,650
    9,100   ARGONAUT INC                                             279,825
      650   BERKSHIRE HATHAWAY                                    22,100,000
    3,800   BLANCH E W HLDGS INC                                      76,475
    8,000   CIGNA CORP                                             1,093,000
   13,500   CITIZENS CORP                                            303,750
    6,100   CITIZENS INC                                              51,850
    3,700   CNA FINANCIAL CORP                                       395,900
   14,300   COMMERCE GROUP                                           361,075
   21,400   CRAWFORD & CO                                            489,525
      700   CROP GROWERS CORP                                          4,900
    4,700   DANIELSON HLDG CORP                                       23,500
    2,900   DELPHI FINL GRP CL A                                      85,550
    2,000   EMC INSURANCE GROUP                                       24,000
   11,800   EQUITABLE IOWA COS                                       541,325
   18,600   EVEREST REINSURANCE HLDGS                                534,750
    2,300   EXECUTIVE RISK INC                                        85,100
    5,000   FBL FINANCIAL GROUP CL A                                 124,375
   13,500   FHP INTERNATIONAL CORP                                   501,188
    9,100   FINANCIAL SECURITY ASSUR                                 299,162
    3,900   FOREMOST CORP OF AM                                      234,000
      800   GUARANTEE LIFE COS INC                                    14,800
    5,100   HARLEYSVILLE GROUP INC                                   155,550
    6,700   HARTFORD STEAM BOILER INS                                310,713
    9,250   HCC INS HLDGS INC                                        222,000
    4,400   HIGHLANDS INS GROUP INC                                   89,100
   10,500   HORACE MANN EDUCATORS                                    423,937
   12,400   ITT HARTFORD GROUP INC                                   837,000
    9,200   JOHN ALDEN FINL CORP                                     170,200
   21,600   LEUCADIA NATIONAL CORP                                   577,800
    7,400   LIBERTY CORP                                             290,450
    7,200   LIFE USA HOLDING INC                                      86,400
   12,300   LOEWS CORP                                             1,159,275
    6,000   MAIC HOLDINGS INC                                        203,250
    7,600   MARSH & MCLENNAN CO.                                     790,400
   18,300   MBIA INC.                                              1,852,875
    2,600   MEADOWBROOK INS GROUP INC                                 54,600
    9,900   MERCURY GEN CORP NEW                                     519,750
    5,100   MGIC INVT CORP WIS                                       387,600
    1,000   MIDLAND CO.                                               38,500
    3,300   MMI COS INC                                              105,600
    6,500   NAC RE CORP                                              220,188
    1,200   NATIONAL WESTN LIFE INS                                  104,400
    3,800   NYMAGIC INC                                               68,400
   13,500   OHIO CASUALTY CORP                                       479,250
   41,550   OLD REPUBLIC INTL CORP                                 1,111,462
    3,500   PAUL REVERE CORP                                         130,375
    3,000   POE & BROWN INC                                           79,500
   23,500   PROGRESSIVE                                            1,583,313
   14,900   PROVIDENT COMPANIES INC                                  720,787
    8,600   PROVIDIAN CORP                                           441,825
    4,821   PXRE CORP                                                118,108
    5,900   REINSURANCE GROUP AMER IN                                278,038
   25,600   RELIASTAR FINL CORP                                    1,478,400
    5,500   RISK CAPITAL HOLDING INC                                 106,563
    2,800   RLI CORP                                                  93,450
    3,200   SECURITY CONNECTICUT CORP                                112,400
    9,000   ST PAUL COS INC                                          527,625
    2,700   STEWART INFO SVCS CORP                                    56,025
   11,700   THE PMI GROUP INC                                        647,887
    3,675   TITAN HOLDINGS INC                                        60,638
    7,700   TORCHMARK CORP                                           388,850
    7,000   TRANSAMERICA CORP                                        553,000
    7,500   TRANSATLNTC HLDGS INC                                    603,750
   67,600   TRAVELERS INC.                                         3,067,350
      100   TRIAD GUARANTY INC                                         2,875
   18,400   TWENTIETH CENTURY INDS                                   310,500
    8,900   UICI INS-LIFE                                            289,250
   14,700   UNITED STATIONERS INC.                                   286,650
    4,700   UNITED WISCONSIN SERV INC                                123,375
   39,500   UNITRIN INC.                                           2,202,125
    7,700   UNUM CORP                                                556,325
   12,500   USF & G CORP                                             260,937
    5,200   VESTA INSURANCE GROUP INC                                163,150
    2,300   WELLCARE MGT GROUP                                        18,113
    2,600   WESCO FINANCIAL CORP                                     486,200
   23,000   WESTERN NATIONAL CORP                                    442,750

              LIFE INSURANCE
   21,600   AMERICAN GENERAL CORP                                    882,900
   14,800   AMERICAN NATL INS CO                                   1,091,500
   19,300   BANKERS LIFE HLDG CORP                                   482,500
   32,127   CONSECO INC                                            2,048,066
    3,300   HOME BEN CORP CL B                                       124,987
    7,700   JEFFERSON PILOT CORP                                     436,013
    2,200   KANSAS CITY LIFE INS CO                                  139,700
   11,200   LINCOLN NATL CORP IND                                    588,000
   12,500   PRESIDENTIAL LIFE CORP                                   150,781
    3,700   USLIFE CORP                                              123,025

              MUTUAL FUNDS
   63,200   EQUITABLE COS INC                                      1,556,300
    4,700   JOHN NUVEEN CO CL A                                      124,550
   18,900   PRICE ASSOCIATES                                         822,150
   35,000   UNITED ASSET MGMT CORP                                   931,875

              REAL ESTATE
   10,800   CASTLE & COOKE                                           171,450
   19,200   DANAHER CORP                                             895,200
    2,140   ECHELON INTL CORP                                         33,438
    2,500   FAIRCHILD CORP CL A                                       61,875
    6,800   INSIGNIA FINL GROUP INC                                  153,000
    3,500   MEGO FINANCIAL CORP CL B                                  30,625
    8,700   PRICE ENTERPRISES INC                                    151,162
   30,600   ROUSE CO                                                 971,550

              SAVINGS & LOANS
   11,300   AHMANSON H F & CO                                        367,250
    5,640   ALBANK FINANCIAL CORP                                    176,955
    4,000   AMERICAN FED BK                                           75,500
    3,200   ANCHOR BANCORP WIS INC                                   114,400
      600   BANK PLUS CORP                                             6,900
    4,400   BANKERS CORP                                              88,550
    2,600   BAYVIEW CAP CORP CALIF                                   110,175
    2,300   CAROLINA FIRST CORP                                       44,563
    2,400   CITFED BANCORP INC                                        79,200
    2,300   COMMONWEALTH BANCORP INC                                  34,500
    2,300   FIRST FINANCIAL HOLDINGS                                  51,750
    1,600   FIRST PALM BEACH BANCORP                                  37,800
    3,800   FSF FINANCIAL CORP                                        57,475
   15,300   GLENDALE FED BK FED SVGS                                 355,725
    6,200   GOLDEN WEST FINL CORP                                    391,375
    4,700   GREAT FINANCIAL CORP                                     136,887
   14,500   GREAT WESTERN FINL                                       420,500
   20,000   GREENPOINT FINANCIAL CORP                                945,000
    4,300   HFNC FINANCIAL CORP                                       76,863
    4,600   IBS FINANCIAL CORP                                        71,875
    4,000   JEFFERIES GROUP INC                                      161,500
    4,000   LIFE BANCORP INC                                          72,000
    2,000   MAF BANCORP INC                                           69,500
    3,400   MAGNA BANCORP INC                                         59,500
    4,900   NEW YORK BANCORP INC                                     189,875
    1,400   NORTH SIDE SAVINGS BANK                                   76,300
    2,100   OCEAN FINANCIAL CORP                                      53,550
    9,900   PEOPLES HERITAGE FINL                                    277,200
    3,500   RELIANCE BANCORP INC                                      68,250
    3,600   SECURITY CAPITAL CORP                                    265,500
    3,800   T R FINANCIAL CORP                                       134,900
   16,200   WASHINGTON FEDERAL INC                                   429,300
    5,200   WILEY, JOHN & SON CL A                                   167,700
    7,800   WORLD ACCEP CORP SC NEW                                   53,625

              BROKERAGE
   39,835   BEAR STEARNS COS INC                                   1,110,401
   38,200   COUNTRYWIDE CREDIT INC                                 1,093,475
   21,000   EDWARDS A G INC                                          706,125
   26,800   FRANKLIN RESOURCES                                     1,832,450
   38,200   LEHMAN BROS HLDGS INC                                  1,198,525
   17,900   MERRILL LYNCH & CO                                     1,458,850
    6,800   MORGAN KEEGAN INC                                        116,450
   16,000   MORGAN STANLEY GRP INC                                   914,000
   31,000   PAINE WEBBER GROUP INC                                   871,875
   11,300   SALOMON INC                                              532,512
   58,000   SCHWAB CHARLES CORP NEW                                1,856,000

              MISCELLANEOUS
    1,400   AAMES FINANCIAL CORP.                                     50,225
    7,400   CITYSCAPE FINANCIAL CORP                                 194,250
   11,600   HEALTHCARE COMPARE CORP                                  491,550
    2,800   ISB FINANCIAL CORP                                        50,400
    2,700   JAYHAWK ACCEPTANCE CORP                                   30,375
    3,200   MCDONALD & CO INVESTMENTS                                111,200
    8,400   PMT SERVICES INC                                         147,000
    5,800   STANDARD FINANCIAL INC                                   113,825
   18,800   TELLABS INC                                              707,350
    3,100   TFC ENTERPRISES INC                                        5,037
    3,500   TRANSMEDIA NETWORK                                        17,063
    1,800   VERMONT FINL SVCS CORP                                    63,900

            TOTAL FINANCIAL                                     $235,333,458


             METALS AND MINING                            1.15%

              ALUMINUM
    3,900   KAISER ALUMINUM CORP                                      45,337
    2,700   CENTURY ALUMINUM CO                                       46,575
   18,500   ALUMINUM CO AMER                                       1,179,375

              MINING
    3,700   ASHLAND COAL                                             102,675
   31,400   FREEPRT COPPER&GOLD CL A                                 883,125
   15,800   HOMESTAKE MNG CO                                         225,150
   19,000   MAPCO INC                                                646,000
   17,500   MERIDIAN GOLD INC                                         72,188
    7,400   MINERALS TECHNOLOGIES INC                                303,400
    4,100   NEWMONT GOLD CO                                          179,375
    3,100   PITTSON MINERALS GROUP                                    47,662
   14,200   SANTA FE PACIFIC GOLD                                    218,325

              STEEL
    9,600   AK STEEL HOLDING CORP                                    380,400
   22,265   ALLEGHENY TELEDYNE                                       512,095
   11,500   ARMCO, INC.                                               47,438
   11,700   BETHLEHEM STEEL CORP                                     105,300
    5,400   CARPENTER TECHNOLOGY CORP                                197,775
   10,500   CHAPARRAL STL CO.                                        127,312
    3,800   CLEVELAND CLIFFS INC                                     172,425
    9,700   GENEVA STL CL A                                           29,100
      900   GIBRALTAR STEEL CORP                                      23,625
    8,300   HARSCO CORP                                              568,550
    5,100   INLAND STEEL INDUS INC                                   102,000
   14,300   J & L SPECIALTY STEEL INC                                162,663
   39,500   LTV CORP NEW                                             469,063
    4,800   LUKENS INC                                                96,600
    7,600   NATIONAL STL CORP CL B                                    70,300
    9,200   NUCOR CORP                                               469,200
    3,700   OLYMPIC STEEL INC                                         93,887
    8,500   OREGON STEEL MILLS                                       142,375
    3,000   RELIANCE STEEL & ALUMINUM                                105,000
    6,900   REPUBLIC ENGINEERED STEEL                                 12,938
    5,200   ROUGE STEEL CO CL A                                      109,850
    2,200   SCHNITZER STEEL INDS INC                                  56,375
    4,900   SHILOH INDUSTRIES INC                                     79,625
   13,900   TERRA INDUSTRIES                                         205,025
    4,500   TRIMAS CORP                                              107,437
    5,000   US LONG DISTANCE CORP                                     40,000
   12,600   WCI STEEL INC                                            126,000
   17,600   WEIRTON STL CORP                                          61,600
    9,800   WORTHINGTON INDS INC                                     177,625

              OTHER METALS
    4,600   ASARCO INC                                               114,425
    2,900   BARNES GROUP INC.                                        174,000
   24,200   BATTLE MOUNTAIN GOLD CL A                                166,375
    5,300   BRUSH WELLMAN INC                                         86,788
    3,700   CHASE BRASS INDUSTRIES                                    73,537
    5,800   CITATION CORP                                             59,450
    3,500   EASCO INC                                                 26,687
   21,000   FREEPORT-MCMORAN COPPER-B                                627,375
    8,700   KENNAMETAL INC                                           338,213
    9,700   NEWMONT MNG CORP                                         434,075
    3,900   NEWPARK RESOURCES INC NEW                                145,275
    5,300   NN BALL & ROLLER INC                                      80,825
    6,900   PHELPS DODGE CORP                                        465,750
    6,700   REYNOLDS METALS CO                                       377,712
   12,900   WYMAN-GORDON CO                                          287,025

              PRECIOUS GEMS
      600   MARKS BROS JEWELERS                                        6,975

              MINERALS
   19,000   AMAX GOLD INC                                            121,125
    9,800   CYPRUS AMAX MINERALS CO                                  229,075
    1,800   SOLV EX CORP                                              25,200

              COAL
    1,000   NACCO INDUS INC CL A                                      53,500

              FOREST PRODUCTS
   46,600   SCHULLER CORP                                            495,125

              MISCELLANEOUS
    1,870   VARLEN CORP                                               38,452

            TOTAL METALS & PRECIOUS MATERIALS                    $13,227,734


             COLLECTIBLES & PRECIOUS MATERIALS            0.04%

              JEWELRY
   11,300   TIFFANY & CO                                             413,863

              MISCELLEANEOUS
   15,500   TOPPS CO                                                  62,000

             TOTAL COLLECTIBLES & PRECIOUS MATERIALS                $475,863


             OIL-ENERGY                                   6.37%

              OIL & GAS PRODUCERS
   10,000   AMERADA HESS CORP                                        578,750
   52,400   AMOCO CORP                                             4,218,200
   19,600   ANADARKO PETE CORP                                     1,269,100
   26,000   APACHE CORP                                              919,750
    4,700   AQUILA GAS PIPELINE CORP                                  74,612
    7,700   BERRY PETE CO                                            110,688
   12,600   BJ SVCS CO COM                                           642,600
    7,600   BROWN TOM INC NEW                                        158,650
    6,200   CAIRN ENERGY USA INC                                      62,000
    5,600   CAPSURE HOLDINGS CORP                                     63,700
    2,400   CARBO CERAMICS INC                                        50,400
    9,450   CHESAPEAKE ENERGY CORP                                   525,656
    2,600   CMS ENERGY CORP CLASS G                                   47,775
   11,100   COASTAL CORP                                             542,513
    4,300   COMSTOCK RESOURCES INC                                    55,900
    4,700   EDISTO RESOURCES CORP                                     39,362
    7,300   ENSERCH CORP                                             167,900
   12,800   FALCON DRILLING CO INC                                   502,400
    5,600   FLORES & RUCKS INC                                       298,200
      900   FORCENERGY INC                                            32,625
    6,300   FOREST OIL CORP                                          111,038
   11,300   FREEPORT MCMORAN INC                                     363,012
   13,800   GLOBAL INDS LTD                                          257,025
    2,266   H S RESOURCES INC                                         37,389
    2,700   HELMERICH & PAYNE INC.                                   140,738
    2,500   HONDO OIL & GAS CO                                        27,187
    4,900   HUGOTON ENERGY CORP                                       49,613
    6,800   J RAY MCDERMOTT S A                                      149,600
   10,200   KELLEY OIL & GAS CORP                                     24,862
   10,300   LOUIS DREYFUS NAT GAS CRP                                176,388
   16,200   MARINE DRILLING COS INC                                  318,937
   30,300   MITCHELL ENGY & DEV CL B                                 670,388
   28,600   NABORS INDS INC                                          550,550
   36,400   NGC CORPORATION                                          846,300
   17,500   NOBLE AFFILIATES INC                                     837,812
   10,700   NOEL GROUP INC                                            74,900
    3,400   NUEVO ENERGY                                             176,800
   34,100   OCCIDENTAL PETROLEUM                                     797,088
    2,900   ONEOK INC                                                 87,000
    2,000   PENN VA CORP                                              93,500
    2,800   PROVIDENCE ENERGY CORP                                    49,000
   13,400   QUESTAR CORP                                             492,450
   20,200   READING & BATES NEW                                      535,300
    9,600   SANTA FE ENERGY RES INC                                  133,200
   28,108   SEAGULL ENERGY CORP                                      618,376
    3,400   STONE ENERGY CORP                                        101,575
    9,100   TATHAM OFFSHORE INC                                        6,541
    7,900   TEEKAY SHIPPING CORP                                     258,725
    9,200   TESORO PETE CORP                                         128,800
    4,600   TEXAS MERIDIAN RES CORP                                   78,775
   14,453   TOSCO CORP COM NEW                                     1,143,594
   27,800   TRANSTEXAS GAS CORP                                      403,100
   13,800   TRITON ENERGY LTD-CLASS A                                669,300
   26,292   ULTRAMAR DIAMOND SHAMROCK                                831,484
   32,679   UNION PACIFIC RESOURCES                                  955,861
   33,000   UNION TEX PETRO HLDG INC                                 738,375
    5,600   UNIT CORP                                                 55,300
    4,000   USX-DELHI GROUP                                           63,500
   30,800   USX-MARTHON GROUP COM NEW                                735,350
    8,900   USX-US STEEL GROUP                                       279,237
   14,400   VALERO ENERGY CORP                                       412,200
   10,300   VARCO INTL INC                                           238,187
    6,000   VASTAR RES INC                                           228,000
    7,400   WAINOCO OIL CORP                                          23,125
   15,000   WESTERN GAS RESOURCES                                    288,750
   31,200   WHLBRTR TECH INC PAR .01                                 507,000
   72,300   XCL LTD                                                   13,556
   11,600   ZAPATA CORP NEW                                           49,300

              NATURAL RESOURCES
   18,800   DRESSER INDUS INC                                        582,800
    5,300   KERR MCGEE CORP                                          381,600
    3,700   LOUISIANA LD & EXPL CO                                   198,413
   33,300   MIDAMERICAN ENERGY HLD                                   528,638
    6,900   NL INDUSTRIES COM NEW                                     75,037
    8,300   PETROLEUM HEAT & PWR CLA                                  52,913
   13,100   SMITH INTL INC                                           587,862
    3,700   TRIGEN ENERGY CORP                                       106,375
   16,500   WILLIAMS COS INC-DEL                                     618,750

              OIL EQUIPMENT, WELLS & SVCS
    6,900   ASHLAND, INC.                                            302,738
   13,200   BAKER HUGHES INC                                         455,400
    4,000   BELDEN AND BLAKE CORP                                    102,000
    5,200   ENERGY VENTURES                                          264,550
    3,200   ENRON GLOBAL PWR & PIPELI                                 86,400
   23,462   ENSCO INTERNATIONAL INC                                1,137,907
    4,100   GETTY PETE CO.                                            66,625
    4,400   GIANT INDS INC                                            61,600
   55,500   GLOBAL MARINE NEW                                      1,144,687
   13,100   HALLIBURTON CO                                           789,275
    4,200   LOMAK PETE INC                                            71,925
    4,400   LUFKIN INDUST.                                           110,000
    6,200   MATRIX SVC CO.                                            34,875
    4,100   NUI CORP                                                  92,763
   21,600   PARKER DRILLING CO                                       207,900
   11,800   PARKER & PARSLEY CO                                      433,650
    9,200   ROWAN COS INC                                            208,150
    4,400   RPC ENERGY SVCS INC                                       66,000
    1,300   SEACOR HOLDINGS INC                                       81,900
   20,400   TIDEWATER INC                                            923,100
   11,300   TRANSOCEAN OFFSHORE INC                                  707,662
    4,600   VERITAS DGC INC                                           85,100
   17,200   WEATHERFORD ENTERRA INC                                  516,000
    5,600   WESTERN ATLAS INC                                        396,900

              OIL - DOMESTIC
   13,500   BURLINGTON RESOURCES INC                                 680,062
    1,700   CROWN CENT PETE CL A                                      21,038
   13,481   EL PASO NAT GAS CO.                                      680,791
   56,200   ENRON OIL & GAS CO                                     1,419,050
    1,600   FINA IN CL A                                              77,200
    3,000   HOLLY CORP                                                80,250
    7,600   LONE STAR TECHNOLOGY INC                                 129,200
    4,900   PENNZOIL CO                                              276,850
   27,800   PHILLIPS PETE CO                                       1,230,150
   11,900   QUAKER STATE CORP                                        168,087
    9,100   SONAT INC                                                468,650
    6,450   TEJAS GAS CORP DEL                                       307,181
   26,200   UNOCAL CORP                                            1,064,375

              OIL - INTERNATIONAL
   17,000   ATLANTIC RICHFIELD CO                                  2,252,500
   68,800   CHEVRON CORP                                           4,472,000
  130,900   EXXON CORP.                                           12,828,200
   42,400   MOBIL CORP                                             5,183,400
   14,800   MURPHY OIL CORP                                          823,250
   11,300   ORYX ENERGY COMPANY                                      279,675
    8,000   SUN CO INC                                               195,000
   27,900   TEXACO INC                                             2,737,688
    7,700   UNIFIRST CORP MASS                                       163,625

            TOTAL OIL-ENERGY                                     $73,206,586


             RETAIL                                       3.83%

              DEPARTMENT STORES
    2,000   ALEXANDERS INC                                           158,250
      900   BON-TON STORES INC                                         5,512
   11,400   CALDOR CORP.                                              12,825
   11,100   CVS CORP                                                 459,263
   22,800   DAYTON HUDSON CORP                                       894,900
   12,000   DILLARD DEPT STORES                                      370,500
    6,600   DOLLAR TREE STORES INC                                   252,450
   22,400   FEDERATED DEPT STORES INC                                764,400
    2,600   HILLS STORES CO NEW                                       15,600
   51,200   K MART                                                   531,200
   24,400   KOHLS CORP                                               957,700
   26,300   MAY DEPT STORES CO                                     1,229,525
    4,000   MERCANTILE STORES                                        197,500
   10,000   MEYER INC                                                355,000
   11,300   NEIMAN-MARCUS GROUP                                      288,150
   23,800   PENNEY JC INC                                          1,160,250
    4,000   RENTERS CHOICE INC                                        58,000
   41,300   SEARS ROEBUCK & CO                                     1,904,963
   14,000   WOOLWORTH CORP                                           306,250

              GROCERY
   26,400   ALBERTSON'S INC                                          940,500
   15,400   AMERICAN STORES CO                                       629,475
   23,700   BRUNOS INC NEW                                           399,937
    3,500   DELCHAMPS INC.                                            67,813
  262,100   FOOD LION CLASS A                                      2,563,666
    6,400   GIANT FOOD INC                                           220,800
    4,100   GREAT ATLANTIC & PAC TEA                                 130,687
   14,000   HANNAFORD BROS. CO                                       476,000
   13,300   KROGER CO                                                618,450
    4,000   PENN TRAFFIC CO NEW                                       14,500
    5,400   QUALITY FOOD CENTERS INC                                 182,250
   15,400   RUDDICK CORP                                             215,600
   88,700   SAFEWAY INC                                            3,791,925
  137,400   SOUTHLAND CORP                                           407,906
   14,500   VONS COS INC.                                            868,188
   19,100   WEIS MKTS INC                                            608,813
   15,900   WINN-DIXIE STORES INC                                    502,837

              OTHER RETAIL
   22,467   ACCUSTAFF INC                                            474,615
    6,500   BABY SUPERSTORE INC                                      156,000
   14,300   BEST BUY INC.                                            151,938
   11,400   BEST PRODS INC                                               178
    5,700   CARR-GOTTSTEIN FOODS CO                                   21,375
   10,300   CIRCUIT CITY STORES                                      310,288
   22,000   CONSOLIDATED STORES CORP                                 706,750
   21,390   CORPORATE EXPRESS INC                                    629,668
    1,000   DART GROUP CORP.                                          93,000
   23,975   DOLLAR GENERAL                                           767,200
   10,368   ECKERD CORP                                              331,776
    3,100   EZCORP INC CL A NON-VTG                                   19,762
   18,700   FAMILY DOLLAR STORES                                     381,012
   15,400   FINGERHUT COS INC                                        188,650
    4,100   FLEMING COS                                               70,725
   11,130   GENERAL HOST                                              29,216
    4,900   GOOD GUYS INC.                                            31,850
    7,000   HANCOCK FABRICS INC                                       72,625
    9,100   HASBRO INC                                               353,763
   13,000   HOLLYWOOD ENTERTAINMENT                                  240,500
    9,200   IDEX CORP                                                366,850
   11,400   INTELLIGENT ELEC INC                                      91,200
    2,200   LONGS DRUG STORES CORP                                   108,075
    8,300   MAC FRUGALS BARGINS CLOSE                                216,838
   29,400   MATTEL INC                                               815,850
    6,700   PEP BOYS-MAN, MO, JACK                                   206,025
    3,650   PETCO ANIMAL SUPPLIES                                     75,737
   20,700   PRICE/COSTCO INC                                         520,088
    8,800   RITE AID CORP                                            349,800
   33,000   SERVICE MERCHANDISE CO                                   140,250
    8,200   SODAK GAMING INC                                         126,075
    6,300   SUN TV & APPLIANCES INC                                   15,356
    6,000   SUPERVALUE INC                                           170,250
    6,600   SYMS CORP.                                                56,100
    6,300   TANDY CORP                                               277,200
    5,600   TOY BIZ INC                                              109,200
   28,800   TOYS R US                                                864,000
   10,800   WABAN INC                                                280,800
  243,100   WAL MART STORES INC                                    5,560,912
   26,500   WALGREEN CO                                            1,060,000
    6,200   XTRA CORP                                                268,925

              SPORTING GOODS
    4,200   CONVERSE INC                                              71,400
    8,400   JUST FOR FEET INC                                        220,500
    5,900   REEBOK INTL LTD                                          247,800
    2,100   SPORTMART INC                                              7,088
    6,000   THE FINISH LINE-CL A                                     126,750

              APPAREL
    3,400   BLAIR CORP                                                65,450
    2,600   BUCKLE INC                                                65,000
   15,500   BURLINGTON COAT WHS                                      201,500
   20,700   BURLINGTON INDS INC                                      227,700
   10,900   CHARMING SHOPPES INC                                      55,181
   15,800   CLAIRES STORES INC                                       205,400
   16,600   CML GROUP                                                 56,025
    4,800   DONNA KARAN INTL INC                                      67,800
    4,600   EDISON BROS STORES                                         5,175
   30,900   GAP INC                                                  930,862
    2,400   GARGOYLES INC                                             20,700
    6,100   GOODYS FAMILY CLOTHING                                   109,037
    8,700   NORDSTROM INC                                            308,306
   13,328   PAYLESS SHOESOURCE INC                                   499,800

              MISCELLANEOUS
    2,100   AMERICAN HOMESTAR CORP                                    47,776
    2,600   CREATIVE COMPUTERS INC                                    19,175
    6,750   DELTA & PINE LAND CO                                     216,000
    2,300   FRIEDMANS INC CL A                                        33,925
    5,000   GARDEN RIDGE CORP                                         43,125
   35,400   PETSMART INC                                             774,375
    3,700   SAFETY 1ST INC                                            37,925
    5,800   URBAN OUTFITTERS INC                                      75,400

            TOTAL RETAIL                                         $44,011,182


             UTILITIES                                    9.00%

              ELECTRIC
      500   ACME ELECTRIC CORP                                         3,375
   24,900   AES CORP                                               1,157,850
   40,100   ALLEGHENY PWR SYS INC                                  1,218,037
   19,800   AMERICAN ELEC PWR INC                                    814,275
   17,400   ATLANTIC ENERGY INC                                      297,975
   15,600   BALTIMORE GAS & ELEC                                     417,300
    4,800   BLACK HILLS CORP                                         135,000
   18,100   BOSTON EDISON CO                                         486,438
   17,300   CALENERGY INC                                            581,713
   12,800   CAROLINA PWR & LT CO                                     467,200
   73,400   CENTERIOR ENERGY CORP                                    789,050
    7,300   CENTRAL LOUISIANA EL-NEW                                 201,662
   10,600   CENTRAL MAINE PWR CO                                     123,225
   22,600   CENTRAL & SOUTH WEST CORP                                579,125
   16,600   CINERGY CORP                                             554,025
   12,600   CIPSCO INC                                               455,175
  113,978   CITIZENS UTILS CO CL A                                 1,239,510
   30,600   CMS ENERGY CORP                                        1,028,925
   20,200   CON. EDISON NY INC                                       590,850
   20,100   DELMARVA PWR & LT CO                                     409,537
    5,600   DESTEC ENERGY INC                                         87,500
   19,200   DOMINION RES INC-VA                                      739,200
   77,400   DPL INC                                                1,896,300
   30,700   DQE INC                                                  890,300
   15,300   DTE ENERGY CO                                            495,338
   21,800   DUKE POWER CO                                          1,008,250
   46,100   EDISON INTERNATIONAL                                     916,238
    8,900   EMPIRE DIST ELEC CO                                      166,875
   42,700   ENOVA CORPORATION                                        971,425
   21,400   ENTERGY CORP NEW                                         593,850
   32,100   FLORIDA PROGRESS CORP                                  1,035,225
   19,800   FPL GROUP INC                                            910,800
   13,000   GPU INC                                                  437,125
   10,100   HAWAIIAN ELEC INDUS INC                                  364,862
   28,300   HOUSTON INDS INC                                         640,288
   12,300   IDAHO PWR CO                                             382,837
   10,900   IES INDS INC                                             325,638
   24,900   ILLINOVA CORP                                            684,750
    7,400   INDIANA ELEC INC                                         180,375
   18,800   IPALCO ENTERPRISES INC                                   512,300
    2,300   JABIL CIRCUIT INC                                         92,000
   20,500   KANSAS CTY PWR & LT CO                                   584,250
   25,300   KU ENERGY CORP                                           759,000
   21,800   LG&E ENERGY CORP                                         534,100
   10,000   LONG ISLAND BANCORP INC                                  350,000
   44,100   LONG ISLAND LTG CO                                       975,712
    5,900   MADISON GAS & ELECTRIC                                   119,475
   16,900   MDU RESOURCES GROUP INC                                  388,700
   10,600   MINNESOTA PWR & LT CO                                    291,500
   18,100   MONTANA PWR CO                                           386,888
   15,800   NEVADA PWR CO                                            323,900
   21,400   NEW ENGLAND ELEC SYS                                     746,325
   23,600   NEW YORK ST ELEC & GAS                                   510,350
   15,600   NIAGARA MOHAWK PWR                                       154,050
   20,200   NIPSCO INDUSTRIES INC                                    800,425
   42,300   NORTHEAST UTILS                                          560,475
    7,300   NORTHERN STS PWR CO                                      334,887
    3,100   NORTHWESTERN PUB SVC                                     106,175
   16,400   OHIO EDISON CO                                           373,100
   13,400   OKLAHOMA GAS & ELEC CO                                   559,450
    4,100   OTTER TAIL POWER CO                                      131,713
   17,000   P P & L RESOURCES INC                                    391,000
   43,800   PACIFIC GAS & ELEC                                       919,800
   31,000   PACIFICORP                                               635,500
   23,500   PECO ENERGY CO                                           593,375
   28,800   PINNACLE WEST CAP CORP                                   914,400
   16,900   PORTLAND GENL CORP                                       709,800
   39,200   POTOMAC ELEC PWR CO                                    1,009,400
   21,300   PUBLIC SVC COLORADO                                      828,037
   24,100   PUBLIC SVC ENTERPRISE GRP                                656,725
   13,800   PUBLIC SVC NEW MEXICO                                    270,825
   20,900   PUGET SOUND PWR & LT CO                                  501,600
   14,500   ROCHESTER GAS & ELEC                                     277,313
   34,700   SCANA CORP                                               928,225
   10,600   SIG CORP INC                                             367,025
   71,600   SOUTHERN CO                                            1,619,950
   13,400   SOUTHWESTERN PUB SVC                                     474,025
    5,400   ST. JOSEPH LGT & PWR CO                                   83,025
   38,800   TECO ENERGY                                              936,050
   11,720   TUCSON ELECTRIC POWER CO                                 194,845
   20,700   UNICOM CORPORATION                                       561,488
    9,500   UNION ELECTRIC CO                                        365,750
   15,500   UTILICORP UNITED INC                                     418,500
   19,900   WASHINGTON WTR PWR                                       370,637
   23,300   WESTERN RES INC                                          719,387
   36,700   WISCONSIN ENERGY CORP                                    986,313
   10,100   WPL HOLDING INC                                          284,063
    6,900   YANKEE ENERGY SYS INC                                    147,487
    2,500   YORK RESEARCH CORP                                        23,750

              GAS
   18,400   AGL RESOURCES                                            388,700
    7,600   BAY STATE GAS CO COMM                                    214,700
   16,400   BROOKLYN UNION GAS CO                                    494,050
    5,900   COLUMBIA GAS SYS INC                                     375,387
    7,700   CONSOLIDATED NATL GAS                                    425,425
   13,100   EQUITABLE RESOURCES                                      389,725
    9,000   LACLEDE GAS CO                                           217,125
   22,200   MCN CORP HLDG CO                                         641,025
   12,500   NATIONAL FUEL GAS CO NJ                                  515,625
    5,300   NICOR INC                                                189,475
   11,500   NORAM ENERGY CORP                                        176,813
    2,300   NORTH CAROLINA NTL GAS                                    66,412
    9,000   PACIFIC ENTERPRISES                                      273,375
   15,900   PANENERGY CORPORATION                                    715,500
    3,700   PEOPLES ENERGY CORP                                      125,338
      300   SJW CORP                                                  14,062
    6,400   SOUTH JERSEY INDUSTRIES                                  156,000
    5,565   SOUTHEASTERN MICH GAS                                    102,953
    5,599   SOUTHERN UNION CO NEW                                    123,178
   23,700   TEXAS UTILITIES CO                                       965,775
   13,700   UGI CORP                                                 306,537
   14,400   WASHINGTON GAS LIGHT                                     325,800
    9,300   WPS RESOURCES CORP                                       265,050

              TELEPHONE
  170,000   A T & T                                                7,395,000
    4,200   ACC CORP                                                 127,050
   20,000   ALLTEL CORP                                              627,500
   59,200   AMERITECH CORP NEW                                     3,589,000
   46,200   BELL ATLANTIC CORP                                     2,991,450
  104,800   BELLSOUTH CORP                                         4,231,300
    9,800   CAI WIRELESS SYS INC                                       9,800
   19,800   CENTURY TELEPHONE ENTERP                                 611,325
   26,500   CINCINNATI BELL INC                                    1,633,063
   26,700   ENRON CORP                                             1,151,437
   54,100   FRONTIER CORP                                          1,224,013
  102,100   GTE CORP                                               4,645,550
   16,500   INTERDIGITAL COMM CORP                                    94,875
   72,500   MCI COMMUNICATIONS                                     2,369,844
   42,200   NYNEX CORP                                             2,030,875
   45,500   PACIFIC TELESIS GROUP                                  1,672,125
   21,700   SOUTHERN NW ENGL TELECOM                                 843,588
   46,000   SPRINT CORP                                            1,834,250
   46,400   U S WEST INC                                           1,496,400
   50,000   U S WEST MEDIA GROUP                                     925,000
    3,600   UTAH MED PRODS INC.                                       48,150
   40,600   WORLDCOM INC                                           1,058,137

              WATER & SEWER
   25,800   AMERICAN WATER WORKS CO                                  532,125
    4,600   CALIFORNIA WTR SVC CO                                    193,200
    7,100   CULLIGAN WATER TECH INC                                  287,550
    2,900   E TOWN CORP                                               91,712
    3,400   IWC RES CORP                                             105,825
    6,900   UNITRODE CORP.                                           202,687

              WASTE DISPOSAL
   11,100   ALLIED WASTE INDS INC                                    102,675
   24,100   AMER WASTE SVCS CL A                                      57,237
   22,900   BROWNING FERRIS IND                                      601,125
      100   CONTINENTAL WASTE IND INC                                  2,288
   10,100   ENVIROTEST SYS CORP CL A                                  22,725
    2,100   GTS DURATEX INC                                           27,300
    9,000   MID-AMER WAST SYS INC                                      3,656
    2,600   SUPERIOR SERVICES INC                                     52,975
   12,000   UNITED WATER RESOURCES                                   186,000
   31,950   USA WASTE SERVICES INC                                 1,018,406
   52,900   WMX TECHNOLOGIES INC                                   1,725,863

            TOTAL UTILITIES                                     $103,351,604


             MISCELLANEOUS                               11.29%

              BROADCAST/COMMUNICATIONS
    4,400   AMERICAN PAGING, INC                                      20,625
    6,100   ARCH COMMUNICATIONS GROUP                                 57,187
      200   ARGYLE TELEVISION INC CL                                   4,900
   33,900   ASCEND COMMUNICATIONS INC                              2,106,038
    2,700   ATLANTIC TELE-NETWORK INC                                 41,175
    4,400   BET HLDGS INC CLA A                                      126,500
   11,800   BHC COMMUNICATIONS INC                                 1,196,225
    3,800   CANWEST GLOBAL COMM                                       38,950
   16,600   CASCADE COMMUNICATIONS CO                                915,075
    5,900   CENTENNIAL CELLULAR CORP                                  71,537
   11,800   CENTRY COMM CL A                                          67,113
    1,100   CHANCELLOR BROADCASTING                                   26,125
   25,800   CLEAR CHANNEL COMM INC                                   932,025
   55,229   COMCAST CORP CL A SPL                                    983,759
    2,500   COX RADIO INC CLASS A                                     43,750
   70,500   DISNEY WALT CO                                         4,908,562
    8,850   EVERGREEN MEDIA CORP CL A                                221,250
   15,540   GAYLORD ENTMT CO CL A                                    355,478
   12,771   HARTE-HANKS COMM INC                                     354,395
   15,024   HSN INC                                                  356,820
    3,800   INACOM CORP                                              152,000
    4,800   INTER TEL                                                 91,200
      800   INTERCEL INC                                               9,800
    7,600   JACOR COMMUNICATIONS-WTS                                  15,200
    3,500   JONES INTERCABLE INC.                                     37,188
    2,600   KATZ MEDIA GROUP INC                                      29,250
    4,700   METRICOM INC                                              70,500
    5,000   METROCALL INC                                             25,078
   61,911   MFS COMMUNICATIONS CO INC                              3,374,149
    8,000   NATIONAL INSTRUMENTS                                     256,000
    4,200   NUMEREX CORP                                              16,013
    4,000   ORTEL CORP                                                96,000
   21,600   PAIRGAIN TECHNOLOGIES                                    657,450
    8,700   PAXSON COMMUNICATIONS                                     68,512
    3,600   PEOPLES CHOICE TV CORP                                    22,050
    2,600   PLANTRONICS INC NEW                                      117,000
    8,300   PLAYBOY ENTERPRISES CL B                                  80,925
   20,400   SCRIPPS CO (EW)-CL A                                     714,000
    2,300   SFX BROADCASTING INC CL A                                 68,425
    7,500   SPELLING ENTERTAINMENT                                    55,313
    6,940   TCI SATELLITE INT CL-A                                    68,532
   53,800   TELE COMM LIBERTY MEDIA                                1,536,663
   69,400   TELE COMM. INC CL A                                      906,537
    8,600   TELULAR CORP                                              46,225
    6,500   TENNANT CORP                                             178,750
    7,900   UNITED INTL HLDGS CLASS A                                 96,775
   38,700   VIACOM INC                                             1,335,150
   38,300   VIACOM INC CL B NON VTG                                1,335,713
    2,400   XPEDITE SYSTEMS INC                                       51,000

              BUSINESS SERVICES
   58,400   ADAPTEC INC                                            2,336,000
    1,600   ALTERNATIVE RESOURCES CRP                                 27,800
    4,900   AMRE INC                                                   7,962
   18,900   APOLLO GROUP INC CL A                                    631,969
    2,700   APPLIX INC                                                59,062
    5,100   BAREFOOT INC                                              80,962
   19,500   BAY NETWORKS INC                                         407,063
    3,700   BERLITZ INTL - NEW                                        76,775
    2,200   BHC FINANCIAL INC                                         34,650
   11,100   BLOCK H&R INC                                            321,900
    2,300   BRC HOLDINGS INC                                         102,925
   15,900   CAMBRIDGE TECHNOLOGY PART                                533,644
      500   CHILDRENS DISCOVERY CTRS                                   3,500
   20,550   CONCORD EFS INC                                          580,537
    6,825   CORESTAFF INC                                            161,667
   36,682   CUC INTERNATIONAL                                        871,198
   27,100   DIAL CORPORATION (NEW)                                   399,725
   14,700   DUN & BRADSTREET                                         349,125
    6,900   ECOLAB INC                                               259,612
    2,600   EDUCATION ALTERNATIVES                                    12,350
    6,200   EGGHEAD INC/WA                                            32,550
   50,300   EQUIFAX INC                                            1,540,437
    3,450   EQUITY CORP INTL                                          69,000
   14,900   FISERV INC                                               547,575
   10,100   FLIGHTSAFETY INTL INC                                    505,000
    2,700   GRC INTERNATIONAL INC COM                                 21,938
    3,100   IN FOCUS SYSTEMS INC                                      67,037
      833   INTEGRATED SYS CONS GROUP                                 11,454
    7,000   INTEGRATED SYS INC                                       182,000
      880   INTERIM SERVICES INC                                      31,240
    8,600   INTERPUBLIC GROUP COS                                    408,500
    5,500   INVESTMENT TECHNOLOGY GRP                                105,875
    3,000   JDA SOFTWARE GROUP INC                                    85,500
   12,600   KELLY SERVICES INC CL A                                  340,200
    4,700   LABONE INC                                                86,950
    2,700   LABOR READY INC                                           36,450
    3,100   LAWYERS TITLE CORP                                        60,837
    4,500   LEAP GROUP INC                                            30,938
      800   LEASING SOLUTIONS INC                                     20,600
   27,100   MANPOWER INC WIS                                         880,750
   15,075   MCAFEE ASSOCS INC                                        663,300
   23,700   MEDAPHIS CORP                                            265,144
   13,400   METROMEDIA INTL GROUP                                    132,325
   11,300   NATIONAL ED                                              172,325
   16,300   NATIONAL PROCESSING INC                                  260,800
   16,300   OGDEN CORP                                               305,625
   26,000   OLSTEN CORP                                              393,250
    8,900   OPEN MKT INC                                             120,150
    2,000   OXFORD RESOURCES CRP CL A                                 61,750
   38,400   PAGING NETWORK INC                                       585,600
   23,700   PAYCHEX INC                                            1,219,069
    2,700   PERSONNEL GROUP AMER INC                                  65,138
   11,500   PHH CORP.                                                494,500
    1,900   PHYMATRIX CORP                                            27,075
   15,500   PHYSICIAN COMPUTER NETWK                                 131,750
    3,600   PINKERTONS INC. NEW                                       90,450
    2,700   PRE PAID LEGAL SVCS INC                                   49,275
    2,000   PROFIT RECOVERY GROUP INT                                 32,000
    1,100   PROTECTION ONE INC                                        10,862
    9,200   QUARTERDECK OFFICE SYS                                    37,950
      300   RED BRICK SYSTEMS INC                                      6,900
   20,600   ROBERT HALF INTL INC.                                    708,125
   11,800   ROLLINS INC                                              236,000
      100   ROMAC INTERNATIONAL INC                                    2,200
      800   RURAL / METRO CORP                                        28,800
    2,700   SPS TRANSACTION SVCS INC                                  41,175
    7,248   STERLING COMMERCE, INC                                   255,492
   38,800   SUN MICROSYSTEMS                                         996,675
    6,150   SYLVAN LEARNING SYS INC                                  175,275
    3,300   UNITOG CO NEW                                             89,925
    2,100   VERSANT OBJECT TECHNOLOGY                                 39,113
   27,300   VIAD CORP                                                450,450

              FOOD SERVICE
   15,000   APPLE SOUTH INC                                          202,500
   14,100   BOB EVANS FARMS                                          190,350
   21,700   BOSTON CHICKEN INC                                       778,487
   25,400   BRINKER INTL                                             406,400
   10,414   BUFFETS INC                                               95,028
   15,600   CPC INTL INC                                           1,209,000
   20,000   CRACKER BARREL CTRY STORE                                507,500
   17,000   DARDEN RESTAURANTS INC                                   148,750
    3,600   DAVE & BUSTER'S INC                                       72,450
   19,900   DOLE FOOD COMPANY                                        674,112
    6,000   INTERNATL MULTIFOODS                                     108,750
    7,500   INTL DAIRY QUEEN INC CL A                                150,000
    2,100   INTL DAIRY QUEEN INC CL B                                 40,425
    6,800   LANDRY'S SEAFOOD REST                                    145,350
   13,400   LONE STAR STEAKHOUSE                                     358,450
    2,600   LUBYS CAFETERIAS INC                                      51,675
   26,900   MCCORMICK & CO                                           633,831
   73,300   MCDONALDS CORP                                         3,316,825
    6,400   MICHAEL FOODS INC                                         81,600
    2,850   MORRISON FRESH COOKING                                    13,181
    3,800   MORRISON HEALTH CARE INC                                  56,050
   17,100   NPC INTERNATIONAL                                        141,075
   15,900   OUTBACK STEAKHOUSE INC                                   425,325
    2,800   QUALITY DINING INC                                        50,050
    5,500   ROCK BOTTOM RESTAURANTS                                   57,063
    3,700   RUBY TUESDAY INC                                          68,450
    5,400   RYANS FAMILY STEAK HOUSE                                  37,125
    8,600   SAVANNAH FOODS & IND INC                                 116,100
    5,200   SHONEY'S INC                                              36,400
   19,600   SIZZLER INTL INC                                          56,350
   48,000   TYSON FOODS INC CL A                                   1,644,000
   13,800   WENDYS INTL INC                                          282,900

              FOREIGN
    3,400   AMERIN CORP                                               87,550
      100   ARBOR SOFTWARE                                             2,425

              HOTEL & MOTEL
    5,800   BRISTOL HOTEL CO                                         184,150
   18,700   CHOICE HOTELS CORP INC                                   329,588
   34,400   CIRCUS CIRCUS ENTPR                                    1,182,500
      800   CONSOLIDATED PRODUCTS INC                                 15,600
    7,245   DOUBLETREE CORPORATION                                   326,006
    8,100   EXTENDED STAY AMERICA INC                                163,013
      500   HAMMONS JOHN Q HOTELS                                      4,250
    3,200   HARVEYS CASINO RESORTS                                    54,000
   13,300   HFS INC                                                  794,675
   26,500   HILTON HOTELS CORP                                       692,313
    8,900   HOLLYWOOD CASINO CRP CL A                                 33,375
   70,500   HOST MARRIOTT CORP                                     1,128,000
   14,100   HOST MARRIOTT SERVICES                                   128,662
    7,900   INTERSTATE HOTELS CO                                     223,175
   12,600   ITT CORP NEW                                             546,525
   29,850   LA QUINTA MTR INNS                                       570,881
   13,400   MARRIOTT INTL INC.                                       740,350
   60,700   MIRAGE RESORTS INC                                     1,312,638
    8,775   PAPA JOHNS INTL INC                                      296,156
    1,494   PRATT HOTEL CORP                                           2,615
   11,600   PRIMADONNA RESORTS INC                                   197,200
   17,000   PROMUS HOTEL CORP                                        503,625
    6,800   RED ROOF INNS INC                                        105,400
    9,100   RENAISSANCE HOTEL GROUP                                  213,850
    7,700   RIO HOTEL & CASINO                                       112,613
    6,700   S BARRO INC                                              170,850
    3,000   SHOLODGE INC                                              40,500
    2,000   STUDIO PLUS HOTELS INC                                    31,500
    2,000   SUBURBAN LODGES OF AMERIC                                 32,000
      432   SUN INTERNATIONAL HOTELS                                  15,783
    7,600   TRUMP HOTELS & CASINO                                     91,200
    4,100   UNO RESTAURANT CORP                                       27,162

              HOUSING
    2,400   BEAZER HOMES USA INC                                      44,400
    4,100   KAUFMAN & BROAD HOME CORP                                 52,787
   16,100   LENNAR CORP                                              438,725
    4,700   MCGRATH RENTCORP                                         121,025
    2,800   PALM HARBOR HOMES INC                                     78,400
    2,600   PULTE CORP                                                79,950
    6,000   WEST CO INC                                              169,500

              MED SERV & SUPPLIES
    4,700   ADVANCED TECHNOLOGY LABS                                 145,700
    4,400   AKSYS LTD                                                 37,950
    2,300   APOGEE INC                                                 9,200
    7,700   ARTERIAL VASCULAR ENG.                                    96,250
    4,950   BEC GROUP INC                                             25,987
    9,500   BECKMAN INSTRS INC NEW                                   364,563
    2,550   BIO RAD LABS INC. CL A                                    76,500
   15,700   BIO TECHNOLOGY GEN CORP                                  206,062
   12,200   BIOMET INC                                               184,525
   19,038   BOSTON SCIENTIFIC                                      1,142,280
   56,200   CHIRON CORP                                            1,046,725
    4,300   CNS INC                                                   61,813
    3,400   CONMED CORP                                               69,700
    9,900   CRYOMEDICAL SCIENCES INC.                                  3,403
   13,900   CYTOGEN CORP                                              76,450
    2,400   EMCARE HOLDINGS INC                                       55,800
    5,300   EMPI INC                                                 103,350
    4,400   EPITOPE INC.                                              50,600
   19,400   FOUNDATION HEALTH CORP                                   615,950
    2,472   FPA MEDICAL MGT INC                                       55,311
    7,561   FRESENIUS MED CARE-ADR                                   212,653
    1,200   GELMAN SCIENCES INC                                       39,000
   22,800   GENZYME CORP                                             495,900
   13,300   HAEMONETICS CORP                                         251,038
    3,400   HEALTH MANAGEMENT INC                                      2,975
    5,800   HEALTH MGMT SYSTEMS INC                                   81,200
    3,800   HEALTHPLAN SERVICES CORP                                  80,275
   54,528   HEALTHSOUTH CORPORATION                                2,106,144
    3,000   HEARTPORT INC                                             68,625
   26,700   HILLENBRAND INDUS INC                                    967,875
   15,150   HLTH CARE & RETIRMNT CORP                                433,669
    6,900   HUMAN GENOME SCIENCES                                    281,175
   17,000   HUMANA INC                                               325,125
    4,300   IDEC PHARMACEUTICALS CORP                                102,125
    5,900   INPHYNET MED MGMT INC                                    106,200
    6,800   INTERMEDIA COMMUNICATIONS                                175,100
   10,100   ISOLYSER INC                                              70,700
    4,700   ISOMEDIX INC.                                             61,100
   39,900   IVAX CORP                                                408,975
   16,400   KINETIC CONCEPTS INC                                     200,900
   40,700   LABORATORY CORP AMER HLDG                                117,012
    5,700   LANDAUER INC.                                            139,650
    3,750   LIFE TECH INC.                                            93,750
    3,000   LIFECORE BIOMEDICAL INC                                   54,000
    3,000   LUNAR CORP.                                              105,000
    6,600   MANOR CARE INC                                           178,200
    5,800   MARQUETTE MED SYS-CL A                                   128,325
   15,200   MATRIA HEALTHCARE INC                                     72,200
    6,300   MAXICARE HEALTH PLANS                                    140,175
    2,400   MAXXIM MEDICAL INC                                        30,000
    2,300   MEDEX INC.                                                53,475
    2,000   MEDICAL RESOURCES INC                                     22,750
   12,941   MEDPARTNERS INC                                          271,761
   25,700   MEDTRONIC INC                                          1,747,600
   10,400   NABI INC                                                  91,000
    2,600   NCS HEALTHCARE INC                                        75,725
    4,100   NEUREX CORP                                               69,700
   10,000   NEUROMEDICAL SYSTEMS INC                                 132,500
   20,700   NOVACARE INC                                             227,700
    4,800   ORGANOGENESIS INC                                        111,000
   22,100   ORNDA HEALTHCORP                                         646,425
    8,000   ORTHOLOGIC CORP                                           45,000
    3,600   OWEN HEALTHCARE INC                                       95,400
   10,200   PACIFICARE HEALTH SYS CLB                                869,550
    7,000   PALOMAR MEDICAL TECHNOLOG                                 45,500
    6,600   PARACELSUS HEALTH CORP                                    23,925
    3,932   PHARMACEUTICAL PROD DEV                                   99,283
   18,000   QUORUM HEALTH GROUP INC                                  535,500
    5,600   REGENCY HEALTH SERVICES                                   53,900
    3,400   RESEARCH MEDICAL INC                                      78,200
    2,500   SABRATEX CORP                                             39,687
   23,300   SCIOS INC                                                143,077
    2,300   SEROLOGICALS CORP                                         81,363
      200   SERVICE EXPERTS INC                                        5,200
   32,000   STRYKER CORP                                             956,000
    8,500   ST. JUDE MED INC.                                        362,312
    3,300   SULLIVAN DENTAL PRODS INC                                 43,313
   17,700   SUN HEALTHCARE GROUP INC                                 238,950
    2,000   SYSTEMIX INC                                              30,500
    3,400   TECHNE CORP                                               88,400
    5,600   THERMO INSTR SYS INC COM                                 185,500
    3,500   THERMOTREX CORP                                           95,813
    6,200   TRANSCEND SERVICES INC                                    32,550
    4,200   TRANSITION SYSTEMS INCS                                   59,325
    4,800   TRANSITIONAL HOSP CORP                                    46,200
   17,900   VALUE HEALTH INC.                                        349,050
   23,300   VENCOR INC                                               736,862
    7,700   VENTRITEX INC                                            189,612
    1,200   VITALINK PHARMACY SERVICE                                 27,600
    4,735   WELLPOINT HEALTH NETWORKS                                162,766
    2,900   WESTAMERICA BANCORPATION                                 167,475

              REAL ESTATE
   26,600   CATELLUS DEV CORP                                        302,575
    3,000   CENTEX CORP                                              112,875
    1,900   FOREST CITY ENTER CL A                                   114,950

              TRANSPORTATION
    6,900   AIRBORNE FREIGHT CORP                                    161,287
    4,800   ALASKA AIR GROUP INC                                     100,800
   15,100   ALEXANDER & BALDWIN                                      377,500
   16,300   AMERICA WEST AIRLINES B                                  258,763
    9,600   AMR CORP                                                 846,000
    2,500   AMTRAN INC                                                17,500
    3,500   ANSALDO SIGNAL NV                                         25,812
    8,600   APL LTD                                                  203,175
    8,800   ARNOLD INDS INC                                          139,700
   10,100   ATLANTIC STHEAST AIR                                     220,938
    5,300   AVONDALE INDS INC                                        113,950
   15,500   BURLINGTON NRTHN SANTA FE                              1,338,812
    4,200   CALIBER SYSTEM INC                                        80,850
      700   CELADON GROUP INC                                          7,700
    8,500   CONRAIL INC                                              846,813
   14,800   CONSOLIDATED FREIGHTWAYS                                 329,300
    7,400   CONSOLIDATED FRTWYS CORP                                  65,675
   15,200   CONTINENTAL AIRLS CL B                                   429,400
    4,000   COVENANT TRANSPORT INC CL                                 57,500
   22,300   CSX CORP                                                 942,175
    8,300   DELTA AIR LINES INC                                      588,262
    2,200   EAGLE USA AIRFREIGHT INC                                  57,750
   12,200   FEDERAL EXPRESS CORP                                     542,900
    3,200   FLORIDA EAST COAST INDS                                  279,600
    6,700   GATX CORP                                                324,950
    4,200   GREENBRIER                                                43,575
   12,200   GREYHOUND LINES INC                                       47,275
    5,900   HARPER GROUP INC                                         140,125
   12,700   HUNT JB TRANS SVCS INC                                   177,800
      400   HVIDE MARINE-CL A                                          8,700
   20,300   ILL CENT COR SER A                                       649,600
   12,500   KANSAS CTY SOUTHERN INDS                                 562,500
      800   KNIGHT TRANSPORTATION                                     15,200
    1,600   MIDWEST EXPRESS HLDGS INC                                 57,600
   13,300   NORFOLK SOUTHERN CORP                                  1,163,750
   29,300   NORTHWEST AIR CL A                                     1,146,363
    1,800   OLD DOMINION FGHT LINES                                   19,125
   14,400   OMI CORP.                                                126,000
   11,900   OVERSEAS SHIPHOLDING GRP                                 202,300
   13,700   PITTSTON BRINKS GROUP                                    369,900
    6,100   ROADWAY EXPRESS INC                                      118,187
    8,600   RYDER SYSTEMS INC                                        241,875
   15,300   SOUTHWEST AIRLINES CO                                    338,513
    7,500   SWIFT TRANSN INC                                         176,250
    2,200   TEAM RENTAL GROUP INC                                     35,475
    4,700   TOWER AIR INC                                             12,631
    5,900   U S AIR GROUP                                            137,913
   18,800   UAL CORP NEW                                           1,175,000
   43,072   UNION PACIFIC CORP                                     2,589,704
      800   USA TRUCK INC                                              6,400
   18,600   VALUJET INC                                              119,737
    4,800   WESTERN PACIFIC AIRLINES                                  33,600
    8,600   WLR FOODS INC.                                           106,425
    4,800   WORLDCORP INC                                             21,000

              MISCELLANEOUS
    7,900   ACNIELSEN CORP                                           119,488
    2,600   ALGOS PHARMACEUT                                          29,250
    5,740   ALLEGIANCE CORP                                          158,568
    7,300   AMERICAN CLASSIC VOYAGES                                  95,812
    4,200   ANCHOR GAMING                                            169,050
    9,000   ARGOSY GAMING CORP                                        41,625
    5,100   ASCENT ENTERTAINMENT GRP                                  82,237
   11,200   AUTOTOTE CORP CL A                                        16,100
    4,620   BHA GROUP INC CLA A                                       74,498
    2,500   BIOMATRIX INC                                             40,000
    6,150   CASINO AMER INC                                           19,603
    4,700   CFW COMMUNICATIONS CO                                    103,988
   14,700   COGNIZANT CORP                                           485,100
   12,100   CUNO INC                                                 179,987
    3,300   C/NET INC                                                 95,700
      200   DBT ONLINE                                                 5,950
   21,400   DISCOVERY ZONE INC                                           642
    3,100   EDUCATION MGT CORP                                        65,100
    4,300   EMPLOYEE SOLUTIONS INC                                    88,150
   14,900   FEDERAL SIGNAL CORP                                      385,537
    3,800   FLEETWOOD ENTERPRISES                                    104,500
    3,600   GEMSTAR INTL GROUP LTD                                    63,000
   14,200   GTECH HLDGS CORP                                         454,400
    3,300   HANDLEMAN CO-DEL                                          28,050
    5,300   HEXCEL CORP NEW                                           86,125
    3,225   INTL TECHNOLOGY CORP                                      27,413
    3,000   JOHNSON WORLDWIDE ASSOC                                   39,750
  142,900   JOHNSON & JOHNSON                                      7,109,275
    7,000   MALLINCKRODT                                             308,875
    2,200   MINE SAFETY APPLIANCES                                   117,150
    6,300   PRESIDENT CASINOS INC                                      4,331
    2,300   PRINS RECYCLING CORP                                          23
   46,400   REPUBLIC INDUSTRIES INC                                1,447,100
   24,900   ROYAL CARRIBEAN CRUISES                                  582,038
    6,100   SAFETY KLEEN CORP                                         99,888
    2,500   SDL INC                                                   65,625
    3,600   SEATTLE FILMWORKS INC                                     73,350
   13,000   STATION CASINOS INC                                      131,625
   14,100   STEWART ENTERPRISES CL A                                 479,400
    8,100   STRATOSPHERE CORP                                          6,834
    3,500   TETRA TECH INC NEW                                        69,125
    3,900   THERMO REMEDIATION INC                                    34,125
    2,200   THERMO TERRATECH INC                                      21,725
    3,800   TICKETMASTER GROUP INC                                    46,075
    2,100   UNITED NATURAL FOODS INC                                  35,700
    9,100   WATTS INC                                                217,262

              TELECOMMUNICATIONS
   40,800   360 COMMUNICATIONS CO                                    943,500
   18,000   AERIAL COMM INC                                          146,250
   12,100   ALIANT COMM INC                                          205,700
    2,800   ALLTRISTA CORP                                            72,100
    2,700   BACOU USA INC                                             44,888
    5,000   BILLING INFORMATION CON                                  143,750
    3,000   BOK FINL CORP COM NEW                                     81,000
    4,000   BOSTON COMM GROUP                                         23,000
    7,100   C TEC CORP                                               172,175
    3,000   CENTRAL GARDEN & PET CO                                   63,188
   16,000   COMSAT CORPORATION                                       394,000
    2,000   DATA TRANSMISSION NETWORK                                 44,500
    8,000   FIRST PAC NETWORKS INC                                     2,125
   16,200   INTERNATIONAL CABLETEL                                   409,050
    1,700   INTERNATIONAL SHIPHOLDING                                 31,450
   24,200   LCI INTL INC                                             520,300
    5,900   MASTEC INC                                               312,700
   19,800   MOBILE TELECOMM TECH                                     168,300
    4,100   ORION NETWORK SYSTEMS INC                                 52,788
    6,500   PRICELLULUAR CORP CL A                                    74,750
   64,600   SBC COMMUNICATIONS INC                                 3,343,050
    4,400   TEKELEC                                                   69,300
    5,100   TEL-SAVE HOLDINGS INC                                    147,900
    7,600   VIATEL INC                                                68,400

            TOTAL MISCELLANEOUS                                 $129,779,063


             POOLED FUNDS                                 0.14%

    4,000   ADVANCED POLYMERS SYS INC                                 30,500
    4,400   AVATAR HOLDINGS                                          140,800
    4,300   BEARINGS INC.                                            119,863
    5,200   COLONIAL GAS CO.                                         110,500
    6,500   CONNECTICUT NATURAL GAS                                  165,750
    2,700   FILM ROMAN INC                                            20,587
    7,500   JASON INC.                                                48,750
    7,500   MEDCO RESH INC.                                           78,750
    7,400   SMART & FINAL INC.                                       160,025
    3,500   STRAWBRIDGE & CLOTHIER CO                                 55,562
    5,642   UNION PLANTERS CORP                                      220,038
      100   UNITED DENTAL CARE INC                                     3,036
   15,000   UNITED DOMINION INDUS.                                   352,500
    2,400   WET SEAL INC CL A                                         51,300

            TOTAL POOLED FUNDS                                    $1,557,961


                 TOTAL COMMON STOCK                           $1,142,248,469


            CASH EQUIVALENTS                              0.60%

             STIFS/MONEY MARKETS
6,870,831   AIM SHORT TERM INV SER 2                               6,870,831

            TOTAL CASH EQUIVALENTS                                $6,870,831

                 TOTAL OTHER                                      $6,870,831


          TOTAL INVESTMENTS - (COST $1,015,952,705) 100.00%   $1,149,119,300



            See accompanying notes to financial statements